Exhibit 10.7

Services Agreement

by and between

SG Cowen & Co., LLC

and

Hewlett-Packard Company

Dated as of December 6, 2004

Section 10.	SG COWEN SERVICE LOCATIONS	13
10.1.	Use of SG Cowen Service Locations	13
10.2.	Procedures	13
10.3.	Access	13
10.4.	Structure	14

Section 11.	THIRD PARTY AGREEMENTS	14
11.1.	Managed Agreements.	14
11.2.	Assigned Agreements	15
11.3.	Performance Under Managed and Assigned Agreements	15
11.4.	Third Party Invoices for Assigned Agreements	15
11.5.	Pass-Through Agreements	15
11.6.	Pass-Through Agreement Invoices	15
11.7.	Refundable Items	16

Section 12.	SERVICE LEVELS	16
12.1.	Service Levels	16
12.2.	Measurement and Monitoring Tools	16
12.3.	Reports	16
12.4.	SG Cowen Satisfaction Surveys	17
12.5.	Benchmarking	17
12.6.	Failure to Perform.	18

Section 13.	SERVICE LOCATIONS	19
13.1.	Service Locations	19
13.2.	Safety and Security Procedures	19

Section 14.	SOLICITATION	19
14.1.	Prohibited Solicitation	19

Section 15.	MANAGEMENT AND CONTROL	20
15.1.	Account Manager	20
15.2.	HP Key Personnel	20
15.3.	Steering Committee	20
15.4.	Steering Committee Meetings	21
15.5.	Other Meetings	21

Section 16.	SUBCONTRACTORS	21
16.1.	Prior Approval	21

Section 17.	HP STAFF	22
17.1.	HP Staff	22
17.2.	Conduct of HP Staff.	22
17.3.	Turnover	23

Section 18.	CHANGE CONTROL PROCEDURES AND CHANGES TO THE SERVICES	23
18.1.	Change Control	23

Section 19.	SOFTWARE AND PROPRIETARY RIGHTS	23
19.1.	SG Cowen Software.	23
19.2.	HP Materials	24
19.3.	Deliverables	24

Section 20.	DATA AND RETURN OF DATA	24
20.1.	Ownership of SG Cowen Data	24
20.2.	Copies of Data and Environment	25
20.3.	Return of Data	25

Section 21.	CONSENTS	25
21.1.	SG Cowen Consents	25
21.2.	HP Consents	25

Section 22.	DISASTER RECOVERY AND BUSINESS CONTINUITY	25
22.1.	Disaster Recovery and Business Continuity Plans	25

Section 23.	ALLOCATION OF RESOURCES	26
23.1.	Priority	26

Section 24.	FEES, PAYMENT AND INVOICES	26
24.1.	Fees	26
24.2.	Refunds and Credits for Non-Provision of Services	26
24.3.	Costs and Expenses	26
24.4.	Reimbursable Items	27
24.5.	Unused Credits	27
24.6.	Proration	27
24.7.	Recurring Costs	27
24.8.	Time of Payment	27
24.9.	Disputed Payment	27
24.10.	Renewal Term Charge Adjustment	27

Section 25.	TAXES	28
25.1.	Taxes	28

Section 26.	AUDITS	29
26.1.	Audits	29
26.2.	Services	29
26.3.	Fee Audit	30
26.4.	Record Retention	30
26.5.	Facilities	30

Section 27.	CONFIDENTIALITY	30
27.1.	Confidential Information.	30
27.2.	Obligations.	31
27.3.	Exclusions	32
27.4.	Loss of Confidential Information	32
27.5.	Injunctive Relief	33
27.6.	Time Limitation	33

Section 28.	REPRESENTATIONS AND WARRANTIES	33
28.1.	By HP.	33
28.2.	Mutual Representations and Warranties.	34
28.3.	Disclaimer of Warranties	34

Section 29.	DISPUTE RESOLUTION	35
29.1.	Dispute Resolution Procedure	35
29.2.	Escalation of Dispute.	35
29.3.	Injunctive Relief	35
29.4.	Continuity of Base Services	35
29.5.	Additional Dispute Resolution Terms.	35

Section 30.	TERMINATION BY SG COWEN	35
30.1.	Termination for Cause.	35
30.2.	Termination for Convenience	36
30.3.	Termination for Violation of Laws	36
30.4.	Termination for Bankruptcy	36
30.5.	Termination for Force Majeure	37
30.6.	Termination for SLA Failure	37
30.7.	Cumulative Remedies	37
30.8.	Adjustment	37
30.9.	Permitted Solicitation Following Termination	37

v

Section 31.	TERMINATION BY HP	38
31.1.	Termination for Failure to Pay	38
31.2.	Termination for Bankruptcy	38
31.3.	No Other Grounds for Termination	38

Section 32.	TERMINATION/EXPIRATION ASSISTANCE	39
32.1.	Termination/Expiration Assistance	39

Section 33.	LIMITATION OF LIABILITY	41
33.1.	NO CONSEQUENTIAL DAMAGES	41
33.2.	DIRECT DAMAGES	41
33.3.	EXCLUSIONS	41
33.4.	Direct Damages	41

Section 34.	INDEMNIFICATION	42
34.1.	Indemnity by HP	42
34.2.	Intellectual Property Indemnity by HP	43
34.3.	Intellectual Property Indemnity by SG Cowen	44
34.4.	Personal Injury and Property Damage Indemnity	44
34.5.	Indemnification Procedures	45

Section 35.	INSURANCE	45
35.1.	Insurance Coverage	45
35.2.	Insurance Terms.	46

Section 36.	MISCELLANEOUS PROVISIONS	47
36.1.	Assignment	47
36.2.	Notice	47
36.3.	Counterparts	48
36.4.	Force Majeure.	48
36.5.	Relationship	48
36.6.	Severability	48
36.7.	Waiver Remedies	48
36.8.	Consents and Approvals	49
36.9.	No Publicity	49
36.10.	Entire Agreement	49
36.11.	Amendments	49
36.12.	Headings	49
36.13.	Order of Precedence	49
36.14.	Survival	49

36.15.	Covenant of Further Assurances	49
36.16.	Negotiated Terms	50
36.17.	Governing Law and Jurisdiction	50
36.18.	Exports	50
36.19.	United Nations Declaration	50

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made as of the 6th day of December, 2004 (the “Effective Date”) by and between SG Cowen & Co., LLC, a Delaware limited liability company (“SG Cowen”) and Hewlett-Packard Company, a Delaware corporation (“HP”).

WHEREAS, HP desires to provide to SG Cowen, and SG Cowen desires to obtain from HP, the services described in this Agreement in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, SG Cowen and HP have engaged in extensive negotiations and discussions that have culminated in the formation of the relationship described herein; and

WHEREAS, simultaneously herewith, SG Cowen is entering into an agreement with SAVVIS Communications Corporation (“SAVVIS”) for the provision of services complementary to the services contemplated herein; and

WHEREAS, the parties intend that HP will be responsible for the implementation of the HP/SAVVIS solution, and will manage, among other suppliers, SAVVIS, its performance and its relationship with SG Cowen.

NOW, THEREFORE, for and in consideration of the agreements of the Parties set forth below, SG Cowen and HP agree as follows:

Section 1.                                          DEFINITIONS

“Account Manager” shall have the meaning set forth in Section 15.1.

“Affiliates”, shall mean, collectively, (i) any entity Controlling, Controlled by or under common Control with SG Cowen, and (ii) limited liability companies, partnerships and other entities managed by SG Cowen or an Affiliate.  At SG Cowen’s option, (a) an entity shall be deemed to remain an Affiliate of SG Cowen for twenty four (24) months after the date it ceases to be Controlled by SG Cowen (provided that SG Cowen shall remain responsible for such entity’s compliance with its obligations under this Agreement as if it was an Affiliate of SG Cowen during such period), and (b) the purchaser of all or substantially all the assets of any line of business of SG Cowen or its Affiliates (including the assets of the business in a specific geography or set of geographies) shall be deemed an Affiliate of SG Cowen for twenty four (24) months after the date of purchase, with respect to the business acquired.

“Applications Software” means those programs and other Software in Source Code and Object Code (including the supporting documentation, media, on-line help functions and tutorials) that perform user or business-related information processing functions and telecommunication tasks.  Applications Software includes database management software, development, measurement, and monitoring tools, and middleware.

“Assigned Agreements” shall have the meaning set forth in Section 11.2.

“Base Case” shall have the meaning set forth in Schedule C.

“Base Service Levels” shall mean the service levels and standards for the performance of the Base Services as set forth in Schedule B.

“Base Services” shall have the meaning set forth in Section 4.1.

“Benchmarker” shall have the meaning set forth in Section 12.5.

“Change Control Procedures” shall have the meaning set forth in Section 18.1.

“Code” shall mean computer programming code including microcode, as applicable.

“Confidential Information” shall have the meaning set forth in Section 27.1(a).

“Control” and its derivatives shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management, policies and operations of an entity, whether through ownership of voting securities, by contract or otherwise.

“Critical Services” shall mean those Services that are mission critical or necessary for SG Cowen or an Affiliate to conduct its business, and shall include any Services that are designated as Critical Services by SG Cowen in writing.

“Deliverables” shall have the meaning set forth in Section 19.3.

“Disaster Recovery Plan” shall have the meaning set forth in Section 22.1.

“ECI” shall have the meaning set forth in Section 24.10.

“Equipment” shall mean the Managed Equipment and the HP Equipment.

“Fees” shall have the meaning set forth in Section 24.1.

“Force Majeure Event” shall have the meaning set forth in Section 36.4.

“Governmental Authority” shall mean any applicable federation, nation, state, sovereign or government, any federal, supranational, regional, state, local or municipal political subdivision, any governmental or administrative body, instrumentality, department or agency, or any court, administrative hearing body, arbitrator, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of a government with jurisdiction over the applicable matter.

“HP Account Manager” shall have the meaning set forth in Section 15.1.

“HP Agents” shall mean the agents, subcontractors and vendors of HP.

“HP Consents” shall mean all consents, licenses, permits, authorizations or approvals necessary to allow:  (i) HP and HP Agents to access or use any of (1) HP Software, including any Third Party Software which is HP Software, (2) any assets owned or leased by HP or HP Agents, and/or (3) any third party services retained by HP to provide the Services, and (ii) SG Cowen and its employees, subcontractors and agents to access or use any of the HP Materials or the Deliverables.

“HP Equipment” shall mean the computing, telecommunications and other equipment, and associated attachments, features, accessories and peripheral devices (including storage devices and printers), leased or owned by HP or HP Agents or its or their suppliers and used by HP or HP Agents to provide the Services.

“HP Key Personnel” shall mean the HP Account Manager and such other individuals set forth on Schedule J.

“HP Materials” shall have the meaning set forth in Section 19.2.

“HP Staff” shall mean those employees of HP engaged in providing the Services, as described in further detail in Section 17.1.

“HP Regulatory Requirements” shall mean all Laws to which HP or HP Agents are required to adhere or submit or voluntarily adheres or submits.

“HP Service Location” shall mean any HP or HP Agent service location that is set forth in Schedule A or has otherwise been pre-approved by SG Cowen in writing.

“HP Software” shall mean all Applications Software and Systems Software, and any related documentation and other related materials, owned or licensed by HP.  The HP Software includes the software identified in Schedule O as HP Software.

“HP Tools” shall mean any software development tools, know how, methodologies, processes, technologies or algorithms used by HP or HP Agents in providing the Services and based upon trade secrets or proprietary information of HP or HP Agents or otherwise owned or licensed by HP or HP Agents.

“HP Transition Manager” shall have the meaning set forth in Section 15.1.

“Improved Technology” shall mean any new information processing technology developments, including new software and hardware developments, that could reasonably be expected to have a positive impact on SG Cowen’s or an Affiliate’s business or on HP’s business as it relates to providing the Services to SG Cowen hereunder.

“Including” or “e.g.” shall mean “including, without limitation”.

“Initial Term” shall have the meaning set forth in Section 3.1.

“IT Infrastructure” shall have the meaning set forth in Section 4.3.

“Laws” shall mean any laws, statutes, ordinances, codes, rules, regulations, published standards, permits, judgments, decrees, writs, injunctions, rulings, orders, administrative guidance and/or other requirements of any Governmental Authority.  References to any Law (or any item included in the term “Laws”) shall also mean references to such Law in changed or supplemented form or to a newly adopted Law replacing such Law.

“Losses” shall mean all losses, liabilities, damages and claims, and all related costs and expenses (including legal fees and disbursements and costs and expenses of investigation and litigation, and costs of settlement, judgment, interest and penalties).

“Managed Agreements” shall have the meaning set forth in Section 11.1(a).

“Managed Equipment” shall mean the computing, telecommunications and other equipment, and associated attachments, features, accessories and peripheral devices (including storage devices and printers), leased or owned by SG Cowen or its contractors (other than HP) and used by HP to provide the Services.

“New Service Levels” shall mean the service levels established by HP and SG Cowen in connection with a New Service in accordance with the terms and conditions of this Agreement.

“New Services” shall mean those services meeting all of the following criteria:  (a) that are outside the scope of the Base Services; (b) that are materially different from the Base Services and that are not included in the Base Case; and (c) for which no charging methodology exists in Schedule C as of the later of the Effective Date or such time as such New Service is required or requested by SG Cowen.

“Notice” shall have the meaning set forth in Section 36.2.

“Object Code” shall mean Code substantially in binary form.  Object Code is directly executable by a computer after processing, but without compilation or assembly.

“Other Service Location” shall mean any location, other than a SG Cowen Service Location or an HP Service Location, from which Services are provided.

“Party” shall mean SG Cowen or HP and collectively the “Parties”.

“Pass-Through Agreement Invoices” shall mean any invoices submitted by third parties in connection with the Pass-Through Agreements.

“Pass-Through Agreements” shall mean the third party agreements set forth in Schedule I.

“Policy and Procedures Manual” shall have the meaning set forth in Section 4.8.

“Renewal Term” shall have the meaning set forth in Section 3.2.

“SG Cowen Consents” shall mean all consents, licenses, permits, authorizations or approvals necessary to allow HP to use or access SG Cowen Software, SG Cowen Service Locations and Managed Equipment to perform the Services in accordance with this Agreement.

“SG Cowen Data” shall mean all data and information submitted to HP by SG Cowen, its Affiliates or its or their suppliers, residing on the Equipment or obtained, processed or managed by HP or HP Agents in connection with, or during the performance of, the Services; and information relating to SG Cowen’s or an Affiliate’s employees; any SG Cowen or Affiliate technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs and finances, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information; and all information derived from any of the foregoing.  For avoidance of doubt, SG Cowen Data shall not include HP Materials.

“SG Cowen Service Locations” shall mean any and all service locations of SG Cowen or its contractors (other than HP or HP Agents) where Services are to be provided, including initially, those set forth in Schedule A.

“SG Cowen Software” shall mean all Applications Software and Systems Software, and any related documentation and other related materials, owned or licensed by SG Cowen.  The SG Cowen Software includes the software identified in Schedule N as SG Cowen Software.

“Service Level Credits” shall have the meaning set forth in Section 12.6(a).

“Service Levels” shall mean the Base Service Levels and the New Service Levels, collectively.

“Service Location” shall mean any SG Cowen Service Location, HP Service Location or Other Service Location.

“Services” shall mean the Base Services and the New Services, collectively.

“Services Commencement Date” shall mean June 6, 2005; provided, however, if the Transition Completion Date occurs later than June 6, 2005, subject to Section 7.1, the Services Commencement Date shall mean the Transition Completion Date.

“Software” shall mean the Applications Software and the Systems Software, collectively.

“Source Code” shall mean Code other than Object Code, and includes Code that may be displayed in a form readable and understandable by a programmer of ordinary skill, as well as any enhancements, corrections and documentation related thereto.  Source Code includes related Source Code level system documentation, comments and procedural code, such as job control language.

“Statement of Work” or “SOW” shall mean the Statement of Work and all appendices thereto, attached to this Agreement as Schedule A, which describes the Services that are to be provided by HP and related obligations of the Parties.  The Statement of Work and its appendices and other documents referenced therein are incorporated into this Agreement by this reference.

“Steering Committee” shall have the meaning set forth in Section 15.3.

“Systems Software” shall mean those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials), other than Applications Software, that perform tasks which are required to operate the Applications Software or otherwise support the provision of the Services.  The Systems Software includes operating systems, systems utilities, data security software, telecommunications and database managers.

“Systems” shall mean the Software and the Equipment, collectively.

“Technology Plan” shall have the meaning set forth in Section 4.2.

“Term” shall mean the Initial Term and any Renewal Term as set forth in Sections 3.1 and 3.2.

“Termination/Expiration Assistance” shall have the meaning set forth in Section 32.1.

“Termination/Expiration Assistance Period” shall mean a period of time designated by SG Cowen, not to exceed eighteen (18) months after the expiration or termination of this Agreement, during which HP shall provide Termination/Expiration Assistance Services in accordance with Section 32.

“Third Party Services” shall have the meaning set forth in Section 4.6.

“Third Party Software” shall mean the Applications Software and Systems Software used to provide the Services, which are provided under license to HP or SG Cowen by a third party, and includes any related software and ongoing services (e.g., maintenance and support services, upgrades, subscription services) provided by third parties.

“Transition” shall have the meaning set forth in Section 7.1(a).

“Transition Acceptance Testing” shall have the meaning set forth in Section 7.2.

“Transition Commencement Date” shall mean December 6, 2004.

“Transition Completion Date” shall have the meaning set forth in Section 7.3.

“Transition Plan” shall have the meaning set forth in Section 7.1(a).

“Transition Schedule” shall have the meaning set forth in Section 7.1(c).

“Transition Services” shall have the meaning set forth in Section 7.1(c).

“Turnover Plan” shall have the meaning set forth in Section 32.1(a).

“Virus” shall mean: (a) program code, programming instruction or set of instructions intentionally constructed to, or with the ability to, threaten, infect, erase, attack, assault, vandalize, defraud, disrupt, damage, interfere with or otherwise adversely affect computer programs, data files or operations; and/or (b) other code typically designated to be a virus, including any Trojan horse or worm.

Section 2.                                          GOALS AND OBJECTIVES; REFERENCES

2.1.                              Goals and Objectives.  The Parties agree upon the following specific goals and objectives for this Agreement:

(a)                                  The Parties agree that the Services shall be provided under terms and conditions that are designed to provide SG Cowen with maximum flexibility in (i) its future use of information technology in the operation of its business, (ii) the hardware, software and services vendors engaged to support SG Cowen’s information technology operations, and (iii) the event SG Cowen desires to transition to other providers of information technology services, efficiently transitioning to such and to new technology platforms, all in accordance with the terms and conditions of this Agreement.

(b)                                 The Services will be provided in a cost-effective and efficient manner in light of the material requirements of the Services and the applicable Service Levels.

The foregoing list of goals and objectives is not intended to expand the scope of HP’s or SG Cowen’s obligations under this Agreement, or to alter the plain meaning of the terms and conditions of this Agreement.  However, to the extent the terms and conditions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, those terms and conditions are to be interpreted and construed so as to give effect to these goals and objectives.

Section 3.                                          TERM

3.1.                              Initial Term.  The initial term (the “Initial Term”) of this Agreement shall commence on the Effective Date and shall continue until five (5) years from June 6, 2005, unless terminated earlier by either Party in accordance with this Agreement.

3.2.                              Expiration and Renewal.  Upon expiration of the Initial Term, this Agreement shall automatically renew for up to two (2) additional one (1) year periods (each, a “Renewal Term”) on the same terms and conditions hereof, unless SG Cowen elects not to renew this Agreement as described below.  Not later than one-hundred-eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term, HP shall notify SG Cowen in writing of the upcoming expiration date.  SG Cowen shall have the right, in SG Cowen’s sole discretion, to notify HP at least ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term if SG Cowen elects not to renew this Agreement.  If HP does not provide SG Cowen with notice of expiration as described above, this Agreement shall automatically renew at the end of the Initial Term or the Renewal Term then in effect, as applicable; provided, however, SG Cowen shall have the right, in its sole discretion, to terminate the Renewal Term so automatically renewed, upon providing HP at least sixty (60) days prior written notice.

Section 4.                                          SERVICES

4.1.                              Scope of Services.  Commencing as of the Transition Commencement Date with respect to Transition Services, and the Services Commencement Date for all other Services, and thereafter throughout the Term and any Termination/Expiration Assistance Period, HP shall perform the Services in accordance with the terms of this Agreement, including those described in the Statement of Work (the “SOW”) set forth in Schedule A.  The scope of the services to be provided by HP hereunder includes:  (a) the services, processes, functions and responsibilities described in this Agreement, including the SOW; (b) the services, functions and responsibilities reflected in the Base Case; (c) any services, processes, functions and responsibilities not specifically described in this Agreement but which are required for, or inherent in the proper performance and delivery of the services described in the preceding subclause (a), whether or not such services, functions, or responsibilities are specifically described in this Agreement; and (d) providing all support for the Services as described in this Agreement (foregoing subsections (a) through (d), collectively, the “Base Services”).  For the avoidance of doubt, unless expressly stated otherwise herein, all services shall be deemed to be part of the Base Services.  SG Cowen obligations, if any, are solely as explicitly set forth in this Agreement, including the SOW.

4.2.                              Continuous Improvement and Best Practices.  HP shall: (a) on a continuous basis, as part of its total quality management process, identify and implement ways to improve the Services and Service Levels and (b) identify and apply to the Services proven techniques and technology from within its operations or other third party processes that would benefit SG Cowen either operationally or financially.  Upon SG Cowen’s request, HP shall provide SG Cowen with access to HP’s specialized services, personnel and resources that are applicable to SG Cowen’s business.  HP shall implement such processes at no charge to SG Cowen (with the understanding that the parties shall follow the Change Control Procedures if the implementation of such processes would require HP to incur significant expense).  As part of the Base Services, HP shall prepare an annual technology plan (the “Technology Plan”).  Each Technology Plan after the first shall, in addition to the requirements of this Section, review and assess the immediately preceding Technology Plan.

4.3.                              IT Infrastructure.  HP has reviewed and participated in the development of SG Cowen’s planned IT infrastructure (the “IT infrastructure”) to be implemented as of the Services Commencement Date, and has validated and approved the technical architecture and product standards therefor set forth on Schedule D.  If the IT infrastructure is deficient such that the Services do not successfully complete Transition Acceptance Testing or the Services fail to meet the Service Levels, and such deficiency or failure (i) was not due to (a) inaccurate information contained in SG Cowen’s RFP or (b) inaccurate information provided by SG Cowen to HP during HP’s due diligence which concluded on December 31, 2004, or information HP knew or should have known based on its due diligence or verification of information provided by SG Cowen, HP shall be responsible for taking all corrective actions to remedy such deficiencies, the costs of which shall be borne by HP, including the purchase and implementation of, or reimbursement of costs incurred by SG Cowen for the purchase and implementation of, additions or upgrades to Systems components (including equipment, software, telecommunications components, etc.), such that the IT infrastructure is sufficient for the HP/SAVVIS solution for the anticipated Term.

As part of the Base Services, HP shall assist SG Cowen in preparing long-term strategic information technology plans and short-term implementation plans on an annual basis.  Such assistance to be provided by HP shall include, in each case on SG Cowen’s request, (a) active participation with SG Cowen representatives on permanent and ad-hoc committees and working groups addressing such issues; (b) assessments of the then-current SG Cowen information technology standards; (c) analyses of the appropriate direction for such SG Cowen information technology standards in light of business priorities, business strategies, HP’s technical knowledge/expertise and competitive market forces; and d) recommendations regarding information technology architectures and platforms, software and hardware products, information technology strategies and directions and other enabling technologies including Improved Technology.  With respect to each recommendation, HP shall provide SG Cowen, upon SG Cowen’s request, with any or all of the following (which shall not bind SG Cowen unless agreed to in writing by the Parties): (v) cost projections and cost/benefit analyses; (w) the changes, if any, in the personnel and other resources required to operate and support the changed environment; (x) the resulting anticipated impact on SG Cowen’s information technology costs; (y) the expected performance, quality, responsiveness, efficiency, reliability, security risks and other service levels; and (z) general plans and projected time schedules for development and implementation.

4.4.                              Knowledge Sharing.  As part of the Base Services, up to twice every twelve (12) months during the Term, and on request after at least thirty (30) days’ notice from SG Cowen, HP shall meet with representatives of SG Cowen in order to: (a) explain to SG Cowen how the Systems work and should be operated; (b) explain to SG Cowen how the Services are being provided, and how the Services are going to be, or are proposed to be, provided in the future; and (c) provide to SG Cowen such training and documentation as may be necessary to enable SG Cowen to understand and operate the Systems and understand and provide the Services after the expiration or termination of this Agreement.

4.5.                              Shared Service Locations; Shared Environments.

(a)                                  Shared Service Locations.  Other than as set forth in Schedule A, all Services will be provided from a dedicated space in a HP Service Location, at a SG Cowen Service Location or at a SAVVIS co-location site.  Other than as set forth in Schedule A, any provision of Services from space which is not dedicated (i.e., HP provides services to third parties from such space) shall require SG Cowen’s prior written consent in each instance.

(b)                                 Shared Environment.  Prior to migrating or relocating any of the Services or SG Cowen’s Confidential Information (including SG Cowen Data) to a hardware or software environment that is shared with any third party, HP shall provide to SG Cowen, for SG Cowen’s approval, a proposal for such migration or relocation, including cost and price benefits and savings or risks to SG Cowen during the Term and following the expiration or termination of this Agreement; provided that any such proposal shall be subject to SG Cowen’s approval in its sole discretion.  Except as otherwise expressly provided herein, HP shall not migrate or relocate any of the Services or any of SG Cowen’s Confidential Information (including SG Cowen Data) to a shared hardware or software environment without SG Cowen’s prior written approval.

4.6.                              Cooperation.  During the Term and following any expiration and/or termination of this Agreement (in whole or in part), SG Cowen may enter into, and HP shall not oppose SG Cowen’s entering into, an arrangement with a third party or third parties pursuant to which such third party or third parties may provide services similar to the Services (the “Third Party Services”).  SG Cowen shall not be obligated to use HP for services of the type covered in the Services, or for any additional services or New Services.  HP shall reasonably cooperate with all other vendors and contractors providing services to SG Cowen that are related to or dependent upon the Services.

4.7.                              Office Space.  Each party shall provide at its Service Locations, without charge, secure premises, furnished office space and operating supplies and facilities, including telephones, power and lighting for use by the other Party’s Account Manager, and with respect to SG Cowen, for use by HP Staff providing services at a SG Cowen Service Location.

4.8.                              Policy and Procedures Manual.  No later than thirty (30) days prior to completion of Transition, HP shall prepare and deliver to SG Cowen for review and approval HP’s Policy and Procedures Manual (the “Policy and Procedures Manual”), which shall set forth in detail (a) how HP shall perform the Services, (b) the Equipment and Software used to provide the Services, and (c) documentation that provides further information regarding the Services (such as, for example, operations manuals, user guides, forms of Service Level reports, call lists, escalation procedures, emergency procedures, and requests for approvals or information).  The Policy and Procedures Manual shall further describe the activities HP will undertake in order to provide the Services, including, where appropriate, direction, supervision, monitoring, quality assurance, staffing, reporting, planning and overseeing activities, and includes acceptance testing and quality assurance procedures.  HP shall update the Policy and Procedures Manual throughout the Term, and such updates shall also be provided to SG Cowen for review and approval within fifteen (15) days of such change.  HP shall perform the Services in accordance with the then-current version of the Policy and Procedures Manual.  The Policy and Procedures Manual shall be for operational purposes only, and shall not constitute a contractual document.  Accordingly, in the event of a conflict between the provisions of this Agreement and a Policy and Procedures Manual, the provisions of this Agreement shall control, and SG Cowen’s acceptance of a Policy and Procedures Manual shall not be deemed a waiver of any rights of SG Cowen or HP.

4.9.                              Quality Assurance.  HP shall develop and implement quality assurance processes and procedures to ensure that the Services are performed in an accurate and timely manner, in accordance with (a) the SOW and the Service Levels and (b) the terms, conditions and requirements of this Agreement.  Such procedures shall include verification, checkpoint reviews, testing, acceptance, and other procedures for SG Cowen to assure the quality and timeliness of HP’s performance.

4.10.                        Co-location Terms and Conditions.  HP shall comply with and agrees to the terms and conditions regarding use of and/or access to the SAVVIS co-location site as set forth in Schedule S.

4.11.                        AUP Terms and Conditions.  HP shall comply with and agrees to the acceptable use terms and conditions as set forth in Schedule T.

Section 5.                                          EQUIPMENT

5.1.                              Equipment.  HP shall provide the Base Services using the Managed Equipment and the HP Equipment.  HP shall use the Managed Equipment and the HP Equipment solely for the purposes of providing the Services to SG Cowen and its Affiliates.  HP shall be responsible for ensuring the proper management and administration of all Managed Equipment, including the coordination of maintenance and support therefor, all as further described in the SOW.

5.2.                              HP Equipment.  As part of the Base Services, HP shall make available to SG Cowen all HP Equipment as may be necessary for SG Cowen to use the Services, including SG Cowen’s use of HP Software, HP Tools and Third Party Software.

Section 6.                                          NEW SERVICES

6.1.                              New Services.  “New Services” shall mean services that are outside the scope of the Services then in effect.  SG Cowen, in its sole discretion, may, from time to time during the Term, request that HP perform a New Service.  Upon receipt of such a request from SG Cowen, HP shall provide SG Cowen with: (a) a written description of the work HP anticipates performing in connection with such New Service; (b) a schedule for commencing and completing the New Service; (c) HP’s prospective charges for such New Service, which charges shall be stated in the pricing methodology specified by SG Cowen (e.g., time and materials, fixed price, “not to exceed”); (d) the human resources necessary to provide the New Service; and (e) when applicable, acceptance test criteria and procedures for any new deliverables or services.  HP shall not begin performing any New Service, and SG Cowen shall not be obligated to pay for any New Service, until SG Cowen has provided HP with written authorization from the SG Cowen CIO or CAO to perform the New Service.  To the extent possible and unless otherwise agreed by the parties, the fees for any New Service shall be calculated utilizing the rates as set forth in Schedule C.  Except as otherwise agreed by the parties, in the event that the actual charges for any New Service provided by HP exceed the estimate of the charges that was included in HP’s proposal for such New Service, HP shall be responsible for the excess costs of such New Service.

Section 7.                                          TRANSITION

7.1.                              Transition Services.

(a)                                  HP has, together with its subcontractors, developed a plan (the “Transition Plan”) describing in detail the transition of SG Cowen’s current information technology services to the Base Services (the “Transition”), which is attached hereto as Schedule E, and includes the Equipment and Software used to effect, and which will be in place upon completion of, Transition, the activities HP and its subcontractors propose to undertake in order to carry out Transition and any documentation that provides further information regarding such Equipment, Software and activities.  For avoidance of doubt, the Transition Plan will cover all Transition services of HP and its subcontractors necessary in order to complete Transition as contemplated hereunder.  The Transition Plan shall include a plan for Transition Acceptance Testing (as defined below) which shall be subject to SG Cowen’s prior approval, and which shall include sufficient test case scenarios to validate the completion of Transition Services (as defined below) for all services.  HP shall be responsible for managing the transition services for the combined HP/SAVVIS solution and the Transition Plan shall include HP’s obligations to manage SAVVIS’ transition activities to ensure a successful and timely transition.  SG Cowen may review and suggest modifications to the Transition Plan, which shall require the mutual agreement of the parties.  On a monthly basis throughout the Term until Transition is completed in accordance with the acceptance criteria in the Transition Plan, HP, with assistance of its subcontractors, will provide SG Cowen with an updated Transition Plan for SG Cowen’s review and approval.  The Transition Plan, including any final draft(s) and revisions thereof or thereto, shall be deemed Deliverables; provided, however, that HP acknowledges and agrees that Transition Plan will contain Confidential Information of SG Cowen which HP is obligated to protect pursuant to Section 19.3 of this Agreement.  HP acknowledges and agrees that Transition must be completed, and the Services Commencement Date must occur, by June 6, 2005, time being of the essence.  If Transition does not occur by June 6, 2005, HP shall provide SG Cowen a credit on the first invoice following the Transition Completion Date in an amount as follows:

Number of Calendar Days After June 6, 2005 When Transition Completion Date Occurs	Credit

1-30 Calendar Days	$235,000

31-60 Calendar Days	$470,000

over 60 Calendar Days	$705,000

To the extent that HP fails to complete the Transition by June 6, 2005 as a direct result of SG Cowen’s failure to perform any of its obligations with respect to the Transition which is identified as being SG Cowen’s responsibility in the SOW, and HP notifies SG Cowen of such failure, the original deadline of June 6, 2005 shall be extended by the number of days during which SG Cowen failed to perform said obligation, for purposes of calculating the above-mentioned credit.

(b)                                 The Parties agree that Transition for certain Services will be completed, will pass Transition Acceptance Testing described in Section 7.2 below and will be used in a production environment to provide Services to SG Cowen, prior to the Transition Completion Date, and that notwithstanding anything to the contrary in this Agreement, (i) SG Cowen’s obligations to pay for Services post Transition Completion Date shall not apply until the Services Commencement Date, and SG Cowen shall have no obligation to pay for any such Services provided prior to the Services Commencement Date, and (ii) the Service Levels, Service Level Credits and HP’s obligations thereto (including reporting) shall commence when such Services are used in a production environment by SG Cowen.

(c)                                  As part of the Base Services, HP will implement the Transition Plan.  The Transition Plan shall include a schedule for Transition (the “Transition Schedule”) set forth in Schedule E, which shall set forth in detail HP’s, HP’s subcontractors’ and SG Cowen’s obligations during the implementation of the Transition Plan.  HP shall perform the Base Services set forth in such Transition Plan (the “Transition Services”) without causing a material disruption to SG Cowen’s business or operations, and on a schedule in accordance with the Transition Schedule.  HP acknowledges that, except as set forth in Schedule E, SG Cowen shall not be providing any resources to HP, HP’s subcontractors or otherwise in connection with HP’s provision of the Transition Services.

7.2.                              Transition Acceptance Tests.  As part of the Transition Services, SG Cowen and HP shall perform transition acceptance testing of the Transition and the results of the Transition (which shall include the HP/SAVVIS solution) and the implementation of the Services based on acceptance criteria and procedures to be set forth in the Transition Plan (the “Transition Acceptance Testing”).  Except as otherwise provided in the Transition Plan, no part or result of the Transition will be deemed accepted by SG Cowen unless and until such part or result of the Transition has been accepted in writing by SG Cowen.

7.3.                              Transition Completion.  Upon the date of the successful completion, at SG Cowen’s discretion, of the Transition Acceptance Testing, and SG Cowen’s written acceptance of the Transition and the results of the Transition (such date, the “Transition Completion Date”), the transition shall be deemed complete.

7.4.                              Modifications to the Transition Schedule.  Notwithstanding any other provision of this Agreement, the parties may extend, shorten, or otherwise modify the Transition Schedule by mutual agreement.  In the event that HP believes that any request by SG Cowen for a change in the Transition Schedule will have the effect of delaying HP’s ability to achieve a Transition Completion Date on or before June 6, 2005, HP shall promptly upon receipt of such request notify SG Cowen of any such anticipated delay.

Section 8.                                          HP LICENSES AND PERMITS

8.1.                              HP Responsibility.  HP is responsible for obtaining, and shall pay all costs related to obtaining, all necessary licenses, consents, approvals, permits and authorizations required by any Laws, which licenses, consents, approvals, permits and authorizations are legally required to be obtained and necessary for HP’s performance and delivery of the Services hereunder.

Section 9.                                          COMPLIANCE WITH LAW; CHANGES IN LAW

9.1.                              Responsibilities.  As part of the Base Services, HP shall identify the impact of changes in applicable Laws on its ability to deliver the Services.  HP shall notify SG Cowen of such changes and shall work with SG Cowen to identify the impact of such changes on how SG Cowen uses the Services.  SG Cowen and HP shall promptly make any resulting modifications to the Services as reasonably necessary as a result of such changes through the Change Control Procedures.  If such modifications relate to HP’s business, HP’s or its subcontractors’ performance or delivery under this Agreement, or are necessary due to changes made by HP (except as may have been specifically requested by SG Cowen), HP shall make such modifications at its own expense.  If such modifications relate to SG Cowen’s business or are necessary due to changes to the Services specifically requested by SG Cowen, HP shall make such changes at SG Cowen’s expense.  HP shall, to the extent possible, ensure that any such modifications do not adversely affect SG Cowen.  Subject to this Section 9.1, HP shall be responsible for any fines and penalties imposed on HP and SG Cowen arising from any noncompliance by HP or the HP Agents with the laws in respect of its delivery of Services, unless caused by SG Cowen or its agents or contractors.

Section 10.                                   SG COWEN SERVICE LOCATIONS

10.1.                        Use of SG Cowen Service Locations.  For the period of Transition and throughout the Term, HP shall use SG Cowen Service Locations set forth in Schedule A for the sole and exclusive purpose of performing the Services.  Use of such facilities by HP does not constitute a leasehold interest in favor of HP.  When the SG Cowen Service Locations are no longer required for performance of the Services, HP shall, at its sole cost and expense, return such locations to SG Cowen in substantially the same condition (excluding normal wear and tear and any modifications specifically requested by SG Cowen) as when HP began use of such locations.

10.2.                        Procedures.  HP shall, and shall cause HP Staff and HP Agents to, keep the SG Cowen Service Locations in good order, not commit or permit waste or damage to such facilities, not use such facilities for any unlawful purpose or act, and comply with all of SG Cowen’s standard policies and procedures regarding access to and use of the SG Cowen Service Locations, including procedures for the physical security of the SG Cowen Service Locations and procedures for the security of computer and telecommunications networks.  SG Cowen’s procedures for the physical security of the SG Cowen Service Locations as of the Effective Date do not require an individual to sign a document (other than a sign in-log) in order to gain access to a SG Cowen Service Location, (e.g., an NDA or gate access requirement), and SG Cowen agrees to use reasonable efforts to notify HP in advance if such procedures change to require an individual to sign such documentation.  In the event HP becomes aware of any breach or attempted breach of security in or involving any SG Cowen Service Location, then HP will immediately notify SG Cowen of such event, will assist in ascertaining and containing any damage, and will cooperate with SG Cowen and applicable Governmental Authorities in addressing such event(s) (including without limitation in bringing any appropriate legal claims).

10.3.                        Access.  HP shall permit SG Cowen, its Affiliates and their employees, agents, contractors, and representatives to enter into those portions of the SG Cowen Service Locations occupied by HP Staff at any time.

10.4.                        Structure.  HP shall not make any improvements or changes involving structural, mechanical or electrical alterations to the SG Cowen Service Locations without SG Cowen’s prior written approval.

Section 11.                                   THIRD PARTY AGREEMENTS

11.1.                        Managed Agreements.

(a)                                  HP shall diligently manage, administer and maintain the agreements between SG Cowen or an Affiliate and third party suppliers set forth in Schedule G (the “Managed Agreements”).  HP shall provide SG Cowen with reasonable notice of any renewal, termination or cancellation dates and fees with respect to the Managed Agreements.  Nothing in this Agreement is intended to permit HP to act as SG Cowen’s agent with respect to the Managed Agreements or otherwise, and HP shall have no right, power or authority to bind SG Cowen, including with respect to the Managed Agreements.  HP shall not renew, modify, terminate or cancel any such Managed Agreements without SG Cowen’s prior written consent.  Any modification, termination, cancellation or renewal fees or charges imposed upon SG Cowen in connection with any such unauthorized modification, termination, cancellation or renewal shall be paid by HP.  HP shall diligently perform vendor management for the third-party vendors under the Managed Agreements including monitoring problem resolution, reviewing new business proposals, conducting periodic capacity evaluations (prior to capacity problems), and monitoring vendor performance, service and contract compliance including monitoring performance against service levels, requesting service level credits and promptly informing SG Cowen of service level failures and service level credits requested.  To the extent HP is itself a vendor under a Managed Agreement, HP shall exert the same degree of effort and due care in the management of such Managed Agreement as it does for any other Managed Agreement.  HP shall take no action with respect to the Managed Agreements which would adversely affect SG Cowen or otherwise impair its business operations.

(b)                                 Managed Agreement Invoices.  HP shall:

(i)                                     receive all Managed Agreement invoices,

(ii)                                  review and correct any errors in any such Managed Agreement invoices in a timely manner, and

(iii)                               submit such Managed Agreement invoices to SG Cowen for payment within a reasonable period of time prior to (A) the due date or, (B) if a discount for prompt payment is given, as soon as reasonably practicable prior to the date on which SG Cowen may pay such Managed Agreement invoice with a discount.

(iv)                              SG Cowen shall pay the Managed Agreement invoices received and approved by HP.  SG Cowen shall only be responsible for payment of the Managed Agreement invoices, and any management, administration or maintenance fees or expenses of HP in connection with the Managed Agreement invoices are included in the fees for the Base Services.  SG Cowen shall be responsible for any late fees with respect to the Managed Agreement invoices; provided, however, that HP submitted the applicable Managed Agreement invoices to SG Cowen for payment within a reasonable period of time prior to the date any such Managed Agreement invoice is due.  If HP fails to submit a Managed Agreement invoice to SG Cowen for payment in a timely manner, HP shall be responsible for any discount not received or any late fees with respect to such Managed Agreement invoice due to such failure.

11.2.                        Assigned Agreements.  Throughout the Term and as part of the Base Services, HP shall undertake financial, administrative and maintenance responsibility for the Assigned Agreements set forth in Schedule H and such other agreements to which the Parties may mutually agree pursuant to the Change Control Procedures, to the extent SG Cowen has the legal right to make the assignment (collectively, the “Assigned Agreements”).  HP may, to the extent permitted by the Assigned Agreements, renew, modify, terminate or cancel any such Assigned Agreements, provided that it shall notify SG Cowen in writing in advance of any such renewal, modification, termination or cancellation.  Any modification, termination or cancellation fees or charges imposed upon HP or SG Cowen in connection with any such renewal, modification, termination or cancellation of any Assigned Agreements shall be paid by HP and SG Cowen shall not be required to reimburse HP for any such fees or charges.

11.3.                        Performance Under Managed and Assigned Agreements.  Each of SG Cowen and HP shall abide by the terms of, and shall not breach or violate, any of the Managed Agreements and the Assigned Agreements.  Each of SG Cowen and HP shall promptly inform the other Party of any breach of, or misuse or fraud in connection with, any of the Managed Agreements and Assigned Agreements of which the notifying Party becomes aware and shall cooperate with the other Party to prevent or stay any such breach, misuse or fraud.  With respect only to the Assigned Agreements, each Party shall be responsible for and shall pay all amounts due for any penalties or charges (including amounts due to a third party as a result of a Party’s failure to promptly notify the other Party pursuant to the preceding sentence), associated taxes, legal expenses and other incidental expenses incurred as a result of such Party’s non-performance of its obligations under any of the Assigned Agreements.

11.4.                        Third Party Invoices for Assigned Agreements.  HP shall pay all invoices submitted by third parties in connection with the Assigned Agreements for the period commencing upon assignment of the Assigned Agreements and shall be responsible for any late fees or other penalties in respect of such third party invoices (including any failure to pay such invoices in a timely fashion).

11.5.                        Pass-Through Agreements.  HP shall manage, administer and maintain the Pass-Through Agreements set forth in Schedule I and such other agreements to which the parties may mutually agree pursuant to the Change Control Procedures.  HP shall provide SG Cowen with reasonable advance written notice of any renewal, termination or cancellation dates and fees with respect to the Pass-Through Agreements.  HP shall not renew, modify, terminate or cancel any Pass-Through Agreements without SG Cowen’s prior written consent.  Any modification, termination or cancellation fees or charges imposed upon SG Cowen or HP in connection with any such modification, termination or cancellation shall be solely the responsibility of, and shall be paid by, HP.

11.6.                        Pass-Through Agreement Invoices.  HP shall (a) receive all Pass-Through Agreement Invoices, (b) review and correct any errors in any such Pass-Through Agreement Invoices in a timely manner and provide any such corrections to the other party(ies) to such Pass-Through Agreement(s), (c), if HP notifies the other party to a Pass-Through Agreement of an error in the invoice and such other party disputes such error, provide SG Cowen with the information on which HP based its analysis so that SG Cowen can address the error directly with such other party, and (d) submit such Pass-Through Agreement Invoices to SG Cowen in a timely fashion for payment within a reasonable period of time prior to the due date or, if a discount for such payment is given, the date on which SG Cowen may pay such Pass-Through Agreement Invoice with such discount.  SG Cowen shall be responsible to pay those Pass-Through Agreement Invoices received and approved by HP, provided that SG Cowen shall only be responsible for payment of the Pass-Through Agreement Invoices, and any management, administration or maintenance fees or expenses of HP in connection with the Pass-Through Agreement Invoices are included in the fees for the Base Services.  As between the Parties, SG Cowen shall be responsible for any late fees with respect to the Pass-Through Agreement Invoices; provided, however, that HP submitted the applicable Pass-Through Agreement Invoices to SG Cowen for payment within a reasonable period of time prior to the date any such Pass-Through Agreement Invoices were due.  If HP fails to submit a Pass-Through Agreement Invoice to SG Cowen for payment in a timely manner, HP shall be responsible for and shall reimburse SG Cowen for any discount not received or any late fees with respect to such Pass-Through Agreement Invoice due to such failure.

11.7.                        Refundable Items.  In the event HP receives during the Term any refund, credit or other rebate (including deposits) in connection with an Assigned Agreement that is attributable to periods prior to the Effective Date, then HP shall promptly notify SG Cowen of such refund, credit or rebate and shall promptly pay to SG Cowen the full amount of such refund, credit or rebate.

Section 12.                                   SERVICE LEVELS

12.1.                        Service Levels.  HP shall perform the Services with promptness and diligence, in a workmanlike manner and in accordance with the Service Levels set forth in Schedule B (and such other service levels as may be agreed upon for those services) and the standards set forth in Section 4.1.  HP shall be excused from its obligation to perform the Services in accordance with the applicable Service Levels if, and to the extent that, it cannot meet such Service Levels as a result of SG Cowen failing to perform any obligation hereunder for which the affected Services are dependent; provided that HP promptly notifies SG Cowen of any such failure of SG Cowen to perform an obligation which will or is likely to cause, or has caused, HP to fail to meet the applicable Service Levels.

12.2.                        Measurement and Monitoring Tools.  As of the Services Commencement Date, HP shall implement and utilize the measurement and monitoring tools and procedures set forth in the SOW which are required to measure and report HP’s performance of the Services against the Service Levels as specified in Schedule B (and such other service levels as may be agreed upon for those services).  HP shall ensure that any measurement and monitoring tools are generally commercially available and that HP’s use of such measurement and monitoring tools shall not adversely affect the performance of the Equipment and/or Systems, and will promptly replace any measurement and monitoring tool which degrades or otherwise negatively impacts the Equipment and/or Systems.  HP shall further ensure that such measurement and monitoring tools shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and HP acknowledges that such measurement and monitoring tools shall be subject to audit by SG Cowen.  HP shall provide SG Cowen with information and access to all such measurement and monitoring tools and procedures upon request, for purposes of verification.

12.3.                        Reports.  As part of the Base Services, HP shall provide monthly performance reports to SG Cowen as agreed upon by the Parties from time to time.  As one such report, HP shall provide a monthly performance report, which shall be delivered to SG Cowen within seven (7) days after the end of each calendar month, describing HP’s performance of the Services in the preceding month (the “Monthly Performance Report”).  Such Monthly Performance Report shall:

(a)                                  separately address HP’s performance in each area of the Services;

(b)                                 for each area of the Services, assess the degree to which HP has attained or failed to attain the pertinent objectives in that area as described in this Agreement, including with respect to the Service Levels;

(c)                                  explain deviations from the Service Levels and other applicable performance standards and include a plan for corrective action for each such deviation;

(d)                                 describe the status of problem resolution efforts, ongoing projects, and other initiatives, and the status of HP’s performance with respect to change requests; and

(e)                                  include such documentation and other information as SG Cowen may reasonably request for purposes of verifying compliance with, and meeting the objectives of, this Agreement.

12.4.                        SG Cowen Satisfaction Surveys.  No less frequently than twice annually, HP shall perform customer satisfaction surveys acceptable to SG Cowen and shall share the results of those surveys with SG Cowen.  All such results shall be deemed the property and Confidential Information of SG Cowen.  HP and SG Cowen shall mutually agree upon the form and content of such surveys during Transition.

12.5.                        Benchmarking.  SG Cowen reserves the right from time to time, at its discretion, beginning in the second year of this Agreement and with respect to a complete benchmark no more than once annually, to obtain the services of an independent third party (the “Benchmarker”) to benchmark the charges for help-desk Services.  The pool of potential benchmarkers shall consist of the following third party firms:  (a) Gartner Group; (b) Compass; (c) Meta; and (d) Everest.  Additional third parties may be added if one or more of the pre-approved benchmarkers is unavailable, so long as they are independent (i.e., not a competitor of HP or an outsourcing consultant to SG Cowen), are experienced in conducting benchmarking in the relevant industry and region, and possess the information necessary to arrive at an objective and proper result.  If none of the pre-approved benchmark service providers is available to perform the benchmark services, then the parties will use best efforts to agree upon a third party qualified to perform the services.  If the Parties do not agree within twenty (20) business days of SG Cowen’s request, then the third party shall be designated by SG Cowen.  SG Cowen will bear the costs and expenses of conducting the benchmark and all results of the benchmark and materials created pursuant to the Benchmark shall be SG Cowen’s sole and exclusive property and Confidential Information.  The Benchmarker shall perform the benchmarking in accordance with the Benchmarker’s documented procedures which shall be provided to the Parties prior to the start of the benchmarking process and to which the Parties may comment prior to the benchmarking, as modified herein.  The Benchmarker shall compare the costs, charges and/or performance of the Services under this Agreement, as appropriate, for the Services being benchmarked to the costs, charges, and/or performance in a representative sample of well-managed IT operations performing services similar to the Services.  The Benchmarker shall select the representative sample from entities (x) identified by the Benchmarker, and (y) identified by a Party and approved by the Benchmarker.  The following conditions apply to the representative sample: (i) it may include entities that have not outsourced IT operations, and (ii) it may include entities that are outsourcing customers of HP.  The Benchmarker is to conduct a benchmarking as promptly as is prudent in the circumstances.  In conducting the benchmarking, the Benchmarker shall normalize the data used to perform the benchmarking to accommodate, as appropriate, differences in volume of services, scope of services, service levels, financing or payment streams, and other pertinent factors.  Each Party shall be provided a reasonable opportunity to review, comment on and request changes in the Benchmarker’s proposed findings.  Following such review and comment, the Benchmarker shall issue a final report of its findings and conclusions, which final report shall be the property and Confidential Information of SG Cowen.  Based upon the final results of such benchmarking, including the aggregate results from the customer satisfaction surveys, HP shall cooperate with SG Cowen to investigate variances, if any, and to take corrective action to respond to any deficiencies; provided that, if such results show that the Fees paid by SG Cowen are higher than the midpoint of fees charged with respect to other well managed outsourcing organizations, HP shall have sixty (60) days to reduce the Fees charged hereunder accordingly.  Any dispute as to such deficiencies, variances or reduction shall be resolved pursuant to Section 29.

12.6.                        Failure to Perform.

(a)                                  Service Level Credits.  HP recognizes that SG Cowen is paying HP to deliver the Services at specified Service Levels.  Without limiting any other remedy which SG Cowen may have hereunder or otherwise, whether at law, in equity, or otherwise, if HP fails to meet any Service Level(s) (other than due to a Force Majeure event), then HP shall credit to SG Cowen the performance credits specified in Schedule B (the “Service Level Credits”) in recognition of the diminished value of the Services resulting from HP’s failure to meet the agreed upon level of performance.  HP acknowledges and agrees that such Service Level Credits shall not be deemed a penalty.

(b)                                 Failure.  If HP fails to meet any Service Levels, HP shall promptly and in accordance with the Service Levels (i) investigate and report on the causes of the problem; (ii) advise SG Cowen, as and to the extent requested by SG Cowen, of the status of remedial efforts that will be and/or are being undertaken with respect to such problems; (iii) correct the problem(s) that led to such failure, and begin meeting the Service Levels; and (iv) take appropriate preventive measures to ensure that the applicable problem(s) do not recur.  The foregoing shall not be deemed to limit any other remedy to which SG Cowen may be entitled hereunder or otherwise, whether at law, in equity, or otherwise.

(c)                                  Root Cause Analysis.  Within twenty-four (24) hours of any Critical Service Level failure, HP shall: (i) perform a root cause analysis to identify the cause of such failure; (ii) provide SG Cowen with a report detailing the cause of, and procedure for correcting, such failure; and (iii) provide SG Cowen with assurances satisfactory to SG Cowen that such failure will not recur after the procedure has been completed.

(d)                                 Additional Termination Right.  In addition to, and without limiting any other rights or remedies of SG Cowen under this Agreement, whether at law, in equity or otherwise, SG Cowen shall have the right to terminate this Agreement, without payment of any termination fee or other liability, if, in any two (2) months in a consecutive three (3) month period, (i) HP fails to perform any Services in accordance with any of the Critical Service Levels , or (ii) HP fails to perform Services in accordance with four (4) or more of the Service Levels.

Section 13.                                   SERVICE LOCATIONS

13.1.                        Service Locations.  The Services shall be provided from (a) the SG Cowen Service Locations set forth on Schedule A, (b) the HP Service Locations set forth on Schedule A, and (c) the Other Service Locations; provided, however, that the use of any such Other Service Location(s) not set forth in Schedule A for the provision of Services shall be subject to SG Cowen’s prior written approval.  At SG Cowen’s request, HP shall provide SG Cowen with access to the HP Service Locations and the Other Service Locations, and access to the HP Equipment, including for the purpose of performing security tests.  For the avoidance of doubt, HP shall at all times perform the Services from, and provide the Services to, SG Cowen (including disaster recovery services) from a location within the continental United States or Canada.  HP shall have the right to change an HP Service Location to a different location owned or controlled by HP within the continental United States or Canada, provided that (i) HP provides SG Cowen with reasonable advance notice of such relocation, (ii) such location complies with the requirements of this Agreement, and (iii) the relocation of such Services will not adversely affect SG Cowen or its Affiliates or HP’s ability to provide the Services (including meeting the Service Levels).  Any incremental expense incurred by SG Cowen as a result of any relocation of the provision of Services to a different HP location or to an Other Service Location shall be promptly reimbursed to SG Cowen by HP.  HP and HP Agents may not provide or market any products or services to a third party from any of the SG Cowen Service Locations without SG Cowen’s prior written consent.

13.2.                        Safety and Security Procedures.  HP shall maintain and comply with, and shall ensure that HP Agents comply with, safety and security procedures at all Service Locations.  Additionally, HP shall enforce all safety and security procedures at all HP Service Locations.  HP shall ensure that the safety and security procedures in place at (i) all HP Service Locations are at least a rigorous as those in place at the SG Cowen Service Locations, and (ii) all Other Service Locations are at least as rigorous as those in place at the HP Service Locations.  As part of the Base Services, HP shall maintain, and shall ensure that HP Agents maintain, safety and security procedures for SG Cowen’s Systems and telecommunications infrastructure, which safety and security procedures protect the data and information of SG Cowen and Affiliates and their vendors (including without limitation all of SG Cowen’s Confidential Information and all SG Cowen Data) from unauthorized access or use.  HP shall immediately inform SG Cowen of, and shall cause HP Agents to immediately inform HP of, any breaches in security or potential breaches in security at any of the Service Locations.

Section 14.                                   SOLICITATION

14.1.                        Prohibited Solicitation.  Unless mutually agreed upon, neither party will directly solicit the other party’s or its subcontractors’ employees directly involved in the performance or receipt of the Services to undertake employment with the soliciting party, its parent company, or any subsidiary or affiliated company of the soliciting party during such employee’s performance or receipt of such Services or within a period on one (1) year thereafter.  This prohibition does not apply to (i) personnel of either party who respond to a public advertisement or who otherwise participate in a public job solicitation, or (ii) SG Cowen, with respect to any employees of HP who provide support services on-site at SG Cowen Service Locations.  For avoidance of doubt, this Section shall not bind or apply to any employment activities by SG Cowen’s parent, Société Générale.

Section 15.                                   MANAGEMENT AND CONTROL

15.1.                        Account Manager.  Each Party shall appoint an individual who shall serve as the primary representative of such Party under this Agreement (each an “Account Manager”).  Each Account Manager shall (a) have overall responsibility for managing and coordinating the performance under this Agreement of the Party that appointed him or her; (b) be authorized to act for and on behalf of such Party under this Agreement with respect to the day to day operation of the Services; and (c) be responsible for attempting to resolve disputes concerning this Agreement in accordance with the dispute resolution procedures set forth in Section 29.  The Account Manager appointed by HP (the “HP Account Manager”) shall serve as the single point of accountability for the Services and shall be based in SG Cowen’s offices.  HP shall not assign an HP Account Manager to the account of any business or organization that competes with SG Cowen, without SG Cowen’s prior consent, for the period commencing upon the Effective Date and continuing until one (1) year after the Transition Completion Date.  HP’s appointment of the HP Account Manager shall be subject to SG Cowen’s prior written consent.  HP shall additionally assign a Transition Manager (the “HP Transition Manager”) who will be responsible for overseeing all Transition Services, and a Delivery Manager (the “HP Delivery Manager”) who will be responsible for overseeing HP’s delivery of Services.  HP’s appointment of the HP Transition Manager and the HP Delivery Manager shall be subject to SG Cowen’s prior written consent.  The HP Account Manager, HP Delivery Manager and HP Transition Manager shall be deemed Key Personnel.

15.2.                        HP Key Personnel.  Key Personnel are identified on Schedule J.  HP Key Personnel shall devote substantially full time and full effort to the Services.  HP shall not replace or reassign the Key Personnel for two (2) years from the date such individual has been assigned to SG Cowen’s account (provided that with respect to the Transition Managers, such restriction shall apply until the Transition Completion Date, and provided further, that with respect to the first Account Manager assigned and in place during Transition and on the Transition Completion Date, and subject to SG Cowen’s satisfaction with the stability of the combined outsourcing solution, such restriction shall apply for six (6) months after the Transition Completion Date) unless SG Cowen has requested such replacement or reassignment or the Key Personnel: (a) voluntarily resigns from HP, (b) is dismissed by HP for misconduct (e.g., fraud, drug abuse, theft), (c) materially fails to perform his or her duties and responsibilities pursuant to this Agreement, or (d) is unable to work due to his or her disability.  If SG Cowen decides, in its sole discretion, that certain Key Personnel should not continue in his or her position, SG Cowen may request removal of such Key Personnel by giving HP notice of the request and HP shall promptly replace such Key Personnel as soon as possible.  HP shall have a plan in place in the event that any person designated as Key Personnel is no longer available to staff the key position.

15.3.                        Steering Committee.  Within ten (10) days following the Effective Date, the SG Cowen Account Manager and the HP Account Manager each shall appoint three (3) representatives to serve on a management steering committee (the “Steering Committee”).  SG Cowen shall designate one (1) of its representatives on the Steering Committee to act as the chairperson of the Steering Committee.  The Steering Committee will meet on a regular basis to discuss the relationship of the Parties and the performance of this Agreement, and shall be responsible for (a) advising with respect to all strategic and tactical decisions for SG Cowen with respect to the Services and (b) monitoring and resolving disputes in accordance with Section 29.  Either Party may change any of its representatives on the Steering Committee, other than the Account Managers, upon written notice to the other Party. The SAVVIS Project Manager shall meet with the Steering Committee as needed but at least monthly.  Such meetings shall include discussions relating to the progress of the Transition and all Services after the Transition Completion Date and the resolution of any disputes.

15.4.                        Steering Committee Meetings.  During the Transition, the Steering Committee shall meet no less frequently than twice a week.  Such meetings shall include discussions relating to the progress of the Transition and to resolve any disputes.  After the period ending three (3) months following the Transition Completion Date, the Steering Committee shall meet at least once per calendar month or at such other frequency as mutually agreed to by the Parties.  HP shall produce and distribute minutes for each such meeting.

15.5.                        Other Meetings.  During the Term, representatives of the Parties shall meet periodically or as requested by SG Cowen to discuss matters arising under this Agreement.  HP shall produce and distribute minutes for each such meeting.  Such meetings shall include, at a minimum, the following:

(a)                                  a periodic meeting at least monthly to review performance and monthly reports and invoices, planned or anticipated activities and changes that might impact costs and expenses, performance, and such other matters as deemed appropriate by SG Cowen;

(b)                                 a quarterly management meeting to review the monthly reports for the calendar quarter, review HP’s overall performance under the Agreement, review progress on the resolution of issues, provide a strategic outlook for SG Cowen’s information systems requirements, and discuss such other matters as appropriate;

(c)                                  an annual meeting of senior management of both Parties to review relevant contract and performance issues; and

(d)                                 such other meetings of SG Cowen and HP Staff, including senior management of HP, as SG Cowen or HP may reasonably request.

Section 16.                                   SUBCONTRACTORS

16.1.                        Prior Approval.  Other than individuals providing services as independent contractors and the approved subcontractors set forth in Schedule F, prior to subcontracting any Services which may entail HP Staff having direct interaction with SG Cowen, Affiliates or its or their employees, personnel, contractors or agents, HP shall notify SG Cowen of the proposed subcontractor and shall obtain SG Cowen’s prior written approval of such subcontractor.  Notwithstanding any other provision of this Agreement, all potential subcontractors shall be required to have executed a nondisclosure agreement substantially similar to the Subcontractor Nondisclosure Agreement as set forth on Schedule K (but which in all events shall contain confidentiality obligations no less restrictive than those set forth in such Subcontractor Nondisclosure Agreement) before disclosure of any of SG Cowen’s Confidential Information to such subcontractors, such subcontractor performing any Services, or HP entering into any discussions with such subcontractors regarding this Agreement or the relationship between the Parties.  Any subcontracting shall not release HP from its responsibility for its obligations under this Agreement.  HP shall be responsible for the work and activities of each of its subcontractors, including compliance with the terms of this Agreement, and shall be and remain responsible for the performance of all obligations under this Agreement that are required to be performed by any subcontractor.  HP shall be responsible for all, and SG Cowen shall have no responsibility for any, payments required to be made to HP’s subcontractors.

Section 17.                                   HP STAFF

17.1.                        HP Staff.  HP shall appoint and maintain sufficient staff (with corresponding coverage for vacation and other outages) (the “HP Staff”) of suitable training and skills to provide the Services in accordance with the Service Levels.  HP shall provide SG Cowen with a list of all HP employees then-currently dedicated full time to the HP Staff at the end of every ninety (90) day period after the Effective Date.  HP shall initially appoint and maintain at least fifteen (15) full-time dedicated individuals to the HP Staff to perform services at the SG Cowen Service Locations, as further described in Schedule A.  HP shall have the right to reduce such dedicated HP Staff to at least twelve (12) full-time dedicated individuals; provided, however, that HP shall not reduce the number of full time personnel on the HP Staff until such time as SG Cowen confirms that HP has met the Service Levels in each instance, and SG Cowen has provided approval in writing.  In addition to HP’s obligations and SG Cowen’s remedies set forth elsewhere in this Agreement, if after any such reduction in HP Staff, HP fails to meet any of the Service Levels two (2) times in any three (3) consecutive month period, HP shall, at no additional cost to SG Cowen, increase the number of full-time dedicated individuals on the HP Staff as necessary to remedy such Service Level failures and maintain such level of staffing.

17.2.                        Conduct of HP Staff.

For purposes of this Section 17.2, all references to HP Staff shall be deemed to include HP Agents.

(a)                                  While at SG Cowen Service Locations or other SG Cowen premises, HP Staff shall: (i) comply with rules and regulations regarding personal and professional conduct generally applicable to personnel at such SG Cowen Sites from time to time; (ii) comply with reasonable requests of SG Cowen personnel pertaining to personal and professional conduct; (iii) at SG Cowen’s request, attend workplace training offered by SG Cowen during SG Cowen’s regular business hours (with the cost of such training to be borne by SG Cowen); and (iv) otherwise conduct themselves in a businesslike manner.

(b)                                 All HP Staff shall clearly identify themselves as HP Staff and not as employees of SG Cowen.  This shall include any and all communications, whether oral, written or electronic, to the extent reasonably necessary to so identify themselves.  Each HP Staff shall wear a badge indicating that he or she is not an employee of SG Cowen.

(c)                                  If SG Cowen decides, in its sole discretion, that any personnel providing services should not continue in his or her position, SG Cowen may request removal of that personnel by giving HP notice of the request and HP shall immediately remove said personnel and, if requested by SG Cowen, provide a replacement acceptable to SG Cowen promptly, as soon as possible.  HP shall also remove and provide a replacement for any other personnel if the work product delivered by such personnel is unsatisfactory to SG Cowen.

(d)                                 Except as otherwise approved by SG Cowen, those HP Staff located at SG Cowen Service Locations or on SG Cowen’s premises may only provide Services which support SG Cowen’s operations.

(e)                                  All HP Staff and HP Agents shall comply with the SG Cowen Trading

Restrictions set forth in Schedule L, as may be amended by SG Cowen from time to time.  HP shall ensure that each of the HP Staff has signed a confidentiality agreement with HP substantially similar to the form set forth on Schedule R prior to their engagement to perform any obligations under this Agreement.

(f)                                    HP shall ensure that HP Staff and HP Agents comply with the obligations in items (a), (b), (d) and (e) above.

17.3.                        Turnover.  SG Cowen and HP agree that it is in their best interests to keep the turnover rate of HP Staff to a reasonably low level.  To the extent that the turnover rate adversely affects (or as reasonably demonstrated by SG Cowen could adversely affect) the provision of the Services, HP shall use reasonable efforts to keep the turnover rate to a reasonably low level, and HP acknowledges and agrees that notwithstanding transfer or turnover of HP Staff, HP remains obligated to perform the Services in accordance with this Agreement.

Section 18.                                   CHANGE CONTROL PROCEDURES AND CHANGES TO THE SERVICES

18.1.                        Change Control.  All changes in the Services, Deliverables or other aspects of HP’s performance (each, a “Change”, and collectively, Changes”) shall be made pursuant to the change control procedures (“Change Control Procedures”) attached hereto as Schedule M.  No Change shall be implemented without SG Cowen’s prior written approval except as may be necessary on a temporary basis to maintain the continuity of the Services on an emergency basis.  HP shall (i) schedule all Changes so as not to unreasonably interrupt SG Cowen’s business operations, (ii) prepare and deliver to SG Cowen a monthly rolling schedule for ongoing and planned Changes for the next 30-day period, (iii) monitor the status of Changes against the applicable schedule, and (iv) document and provide to SG Cowen notification of all Changes performed on a temporary basis to maintain the continuity of the Services no later than the next business day after the Change was made.

Section 19.                                   SOFTWARE AND PROPRIETARY RIGHTS

19.1.                        SG Cowen Software.

(a)                                  Subject to the terms and conditions of this Agreement, SG Cowen hereby grants to HP, during the Term and during the Termination/Expiration Assistance Period, a non-exclusive, non-transferable, non-sublicensable (except as set forth in this Section 19), limited, revocable right to operate the SG Cowen Software set forth on Schedule N and, to the extent permissible under any applicable third party agreements, the SG Cowen Third Party Software, solely for the purpose of providing and solely to the extent necessary to provide the Services to SG Cowen hereunder.  As between SG Cowen and HP, SG Cowen shall own all SG Cowen Software and HP shall have no rights therein except for the license set forth in this Section.

(b)                                 HP may sublicense, to the extent permissible under the applicable third party agreements (if any), to HP Agents the right to operate and use the SG Cowen Software set forth on Schedule N, and the SG Cowen Third Party Software, solely to the extent necessary to provide the Services that such HP Agents are responsible for providing to SG Cowen in accordance with this Agreement.  In the event HP is prohibited from sublicensing to HP Agents any such Third Party Software under the applicable third party license agreement,

SG Cowen shall cooperate with HP in implementing a reasonable work-around, provided that if necessary to provide the Services hereunder, HP shall acquire, at no additional cost, charge or expense to SG Cowen, the same or equivalent software necessary to enable the applicable HP Agents to provide those Services that such HP Agents are responsible for providing to SG Cowen hereunder.

19.2.                        HP Materials.  HP hereby grants to SG Cowen and its Affiliates and their respective employees, officers, directors, agents and contractors, during the Term and during the Termination/Expiration Assistance Period, the fully paid, worldwide, irrevocable, nonexclusive right and license to access and use, the HP Software, Third Party Software and HP Tools set forth on Schedule O and any other HP Software, Third Party Software, or other software used by HP in providing the Services for which the parties mutually agree SG Cowen requires use of and access to in connection with SG Cowen’s receipt or use of the Services (collectively, the “HP Materials”).

19.3.                        Deliverables.  Unless otherwise specified in a statement of work or other document signed by the Parties, other than as set forth in this Section 19.3, HP will retain exclusive ownership in all deliverables created by HP hereunder and will own all intellectual property rights, title and interest in any ideas, concepts, know how, documentation or techniques developed by HP under this Agreement (all of the foregoing, collectively with deliverables created by HP, the “Deliverables”).  For avoidance of doubt, the Deliverables shall not include any Confidential Information of SG Cowen or any proprietary SG Cowen information or materials, including all pre-existing SG Cowen information and materials, with SG Cowen retaining sole and exclusive ownership of all of the foregoing.  Notwithstanding anything to the contrary in this Agreement, SG Cowen will retain sole and exclusive ownership in all Deliverables which are modifications or extensions of SG Cowen proprietary materials and information, including pre-existing materials and information.  HP grants and shall be deemed to have granted to SG Cowen and its Affiliates and their respective employees, officers, directors, agents and contractors a fully paid, worldwide, irrevocable, perpetual, nonexclusive right and license, including the right to sublicense to third party service providers, to use, execute, reproduce, display, perform, transmit, distribute and modify the Deliverables for SG Cowen “Internal Use” only.  For purposes of this Agreement, “Internal Use” means use for the benefit of SG Cowen and its Affiliates and specifically does not include the right to sell, offer to sell or otherwise convey the Deliverables to a third party.  SG Cowen shall retain exclusive ownership in all modifications to the Deliverables created by or on behalf of SG Cowen (other than by HP and/or this Agreement), and will own all intellectual property rights, title and interest therein.

Section 20.                                   DATA AND RETURN OF DATA

20.1.                        Ownership of SG Cowen Data.  As between HP and SG Cowen, all SG Cowen Data is, will be, and shall remain the property of SG Cowen and shall be deemed Confidential Information of SG Cowen.  SG Cowen Data shall not be (a) used by HP other than in connection with providing the Services and then solely in accordance with the terms and conditions of this Agreement (including without limitation the confidentiality restrictions set forth in Section 27), (b) disclosed, sold, assigned, leased or otherwise provided to third parties by HP or HP Agents or (c) commercially exploited by or on behalf of HP or HP Agents.  In the event of any loss, theft, destruction, or alteration of any SG Cowen Data provided to HP, HP Staff and/or HP Agents in connection with this Agreement, HP bears the full and complete responsibility for the cost of reloading and recreating SG Cowen Data (or reimbursing costs incurred by SG

Cowen for same) from the last available back-up so that such SG Cowen Data is current and complete; provided, however, that to the extent that any such loss, theft, destruction or alteration is caused as a result of SG Cowen’s fault, SG Cowen shall be responsible for such costs.  HP shall (x) store SG Cowen Data separately from other HP property and/or any property of any third party, and (y) promptly remove SG Cowen Data from storage at SG Cowen’s request.  HP shall establish and maintain safeguards against the loss, theft, destruction, alteration, or disclosure of SG Cowen Data in the possession or control of HP, HP Staff and/or HP Agents, which safeguards are no less rigorous than those maintained by HP for its own information of a similar nature, but in no event shall HP use less than commercially reasonable efforts to safeguard such SG Cowen Data.  SG Cowen shall have the right to establish backup security for SG Cowen Data and to keep all backups of SG Cowen Data and SG Cowen Data files in its possession if it chooses.

20.2.                        Copies of Data and Environment.  As part of the Base Services, upon request by SG Cowen, but no less than once every calendar quarter, HP shall, and shall cause all HP Agents to, provide SG Cowen with a copy of the entire computing environment provided by HP as part of the Services, including all SG Cowen Data, applications, tools and all other data stored on the Equipment in the format and on the media requested by SG Cowen (including, without limitation, copies of back up, archival or history logs therefor).

20.3.                        Return of Data.  Upon expiration or termination of this Agreement, and/or upon request by SG Cowen at any time (with respect to SG Cowen Data not required for HP to provide the Services), HP shall immediately, and shall cause all HP Staff and HP Agents to immediately, (a) at HP’s expense, return to SG Cowen, in the format and on the media requested by SG Cowen, all of SG Cowen Data, and (b) erase or destroy all copies of the SG Cowen Data in HP’s possession or under HP’s or its agents’ control (as applicable).  Any media containing SG Cowen Data for archival or other purposes shall be used by HP and HP Agents solely for back up purposes, and shall be purged or destroyed, at SG Cowen’s option, upon request.

Section 21.                                   CONSENTS

21.1.                        SG Cowen Consents.  All SG Cowen Consents shall be obtained by SG Cowen.  SG Cowen shall pay any costs of obtaining the SG Cowen Consents.

21.2.                        HP Consents.  All HP Consents shall be obtained by HP.  HP shall pay all costs of obtaining the HP Consents.

Section 22.                                   DISASTER RECOVERY AND BUSINESS CONTINUITY

22.1.                        Disaster Recovery and Business Continuity Plans.  HP shall assume responsibility for those tasks described in the SOW relating to SG Cowen’s disaster recovery and business continuity plans.  HP represents that it has an established Disaster Recovery Plan and Business Continuity Plan relating to the Services, the current copy of which is attached in Schedule P, and that HP shall update such plans as necessary to ensure that they are consistent with all services provided to SG Cowen by SAVVIS and SAVVIS’ disaster recovery and business continuity plans, in a manner such that the HP/SAVVIS solution continues to be provided seamlessly, provided that SAVVIS complies with the terms of its own disaster recovery and business continuity plans.  HP shall update and test the operability of its Disaster Recovery and Business Continuity plans in accordance with industry standards and shall certify to SG Cowen following such update and testing that the Disaster Recovery and Business Continuity plans are fully operational.  In the event of a disaster or Force Majeure Event, HP shall immediately submit a plan to SG Cowen to restore any Services that were affected thereby.  HP shall reinstate all Critical Services within four (4) hours of the occurrence of the disaster or Force Majeure Event.  If such event prevents, hinders, or delays performance of any Services for more than twenty-four (24) hours, then in addition to SG Cowen receiving a credit against any fees due to HP for the time performance is prevented, hindered or delayed, SG Cowen may procure the Services from an alternate source(s) and HP shall reimburse SG Cowen for all costs and expenses incurred by SG Cowen in procuring such Services during the period of prevention, hindrance, or delay up to $50,000.  Without limiting the foregoing, if the Force Majeure Event prevents performance of the Services for more than thirty (30) days, SG Cowen may terminate this Agreement, in whole or in part, pursuant to Section 30.5.  In the event of, in response to, or in contemplation of any disaster or Force Majeure Event, HP shall not increase any fees charged under this Agreement.  In all events, SG Cowen shall not be obligated to pay for Services which HP Staff are unable to provide due to a disaster or Force Majeure Event (including loss of, or inability to use facilities at, SG Cowen Service Locations).

Section 23.            ALLOCATION OF RESOURCES

23.1.        Priority.  Whenever a Force Majeure Event or a disaster causes HP to allocate limited resources between or among customers, SG Cowen shall be treated no less favorably with respect to such allocation than any other HP customer similarly affected.  In addition, at no time shall any HP resources which are dedicated to the SG Cowen account be allocated to any other account, including without limitation during a Force Majeure Event or a disaster, without SG Cowen’s prior written consent.

Section 24.            FEES, PAYMENT AND INVOICES

24.1.        Fees.  All fees to be payable and which HP may charge under this Agreement (the “Fees”) for the Base Services are set forth in Schedule C.  SG Cowen shall not be required to pay HP any amounts for the Services other than those payable under this Section 24 and Schedule C.  On the first day of each calendar month of the Term, HP shall invoice SG Cowen for the Services performed in accordance with this Agreement during the previous calendar month.  Invoices shall be itemized as designated by SG Cowen.  Invoices shall be in the form set forth on Schedule C.  Any and all payments to HP hereunder may be made, in SG Cowen’s sole discretion, via electronic means.

24.2.        Refunds and Credits for Non-Provision of Services.  In the event HP is unable to provide Services due to a Force Majeure Event or a disaster, then in addition to other remedies available to SG Cowen hereunder or at law or in equity, SG Cowen shall not be required to pay HP for Services with respect to the period such Services were not provided, and HP shall credit to SG Cowen any amounts prepaid for such Services with respect to such period.

24.3.        Costs and Expenses.  Except as expressly set forth in this Agreement, any costs and expenses of HP incurred in providing the Services are included in the Fees and shall not be reimbursed by SG Cowen unless agreed to by SG Cowen in writing in advance, in its discretion, on a case-by-case basis.  Any such reimbursement shall be in accordance with the SG Cowen Vendor Expense Policy set forth on Schedule Q, as may be amended by SG Cowen from time to time upon notice to HP.

24.4.        Reimbursable Items.  Without limiting any other obligations (including payment obligations) of HP hereunder, HP shall pay, or promptly reimburse SG Cowen at SG Cowen’s request, for any third party fees, charges or costs relating to or arising out of: (a) HP’s improper use of the Managed Equipment, SG Cowen Software or SG Cowen Service Locations, or (b) HP contacting a third party to provide support or maintenance to correct an error or problem with the SG Cowen Software or Managed Equipment when such third party is not responsible for, or its product is not a cause of, such error or problem.

24.5.        Unused Credits.  Any unused credits against future payments owed to either party by the other Party pursuant to this Agreement shall be paid to the Party to whom such credits are or were owed within thirty (30) days of the expiration or termination of this Agreement.

24.6.        Proration.  All periodic fees or charges under this Agreement are to be computed on a calendar month basis and shall be prorated on a daily basis for any partial month.

24.7.        Recurring Costs.  If general conditions or technology changes materially reduce HP’s recurring costs in providing the Services, HP shall renegotiate with SG Cowen to share those reduced costs with SG Cowen, provided, however, that in the event that a cost reduction is brought about by any idea or innovation of SG Cowen, such reduction in recurring costs shall be effectuated exclusively for the benefit of SG Cowen, including to the exclusion of any of HP’s other customers.

24.8.        Time of Payment.  Any undisputed sum due HP pursuant to this Agreement shall be due and payable within forty-five (45) days after receipt by SG Cowen of the corresponding invoice from HP.

24.9.        Disputed Payment.  SG Cowen may withhold payment of any charges that SG Cowen disputes in good faith.  In the event that a given invoice includes both disputed and undisputed charges, SG Cowen shall pay all undisputed items in accordance with this Section 24 and Schedule C, and may withhold payment of the disputed charges in accordance with this Section.  SG Cowen shall notify HP in writing on or before the date that any amount is so withheld and describe, in reasonable detail, the reason for such withholding.  SG Cowen and HP shall diligently pursue an expedited resolution of such dispute in accordance with the dispute resolution procedures set forth in Section 29.  In the event SG Cowen has already paid a disputed charge, SG Cowen shall notify HP and the Parties shall diligently pursue an expedited resolution of such dispute in accordance with the dispute resolution procedures set forth in Section 29; provided, however, that (i) if the Parties determine SG Cowen wrongfully paid such amount, HP shall credit such amount on the next invoice, and (ii) if the Parties are unable to resolve such dispute within two (2) weeks, SG Cowen shall be entitled to withhold the disputed charge from other charges due.

24.10.      Renewal Term Charge Adjustment.  HP shall be entitled to adjust the Fees applicable to any Renewal Term under this Agreement by applying a cost of living increase to the labor component of such Fees calculated as the lesser of (i) six percent (6%) or (ii) the percentage increase in the Employment Cost Index (ECI) ECU212225: The Total Compensation Index for Service Producing Industries:  White Collar Occupations, Excluding Sales Occupations published by the U.S. Department of Labor Bureau of Labor Statistics (the “ECI”) (using the most current ECI published prior to the commencement of a Renewal Term as compared to the ECI published for the month one (1) year prior to such most current ECI).  For avoidance of doubt, this calculation shall be made based on increases in the ECI over the annual period immediately preceding commencement of the applicable Renewal Term, and shall not be calculated on a cumulative basis.  In order for HP to apply any such cost of living increase, HP must provide notice to SG Cowen (as part of its notice to SG Cowen of upcoming Renewal Terms pursuant to Section 3.2), which includes notice of any cost of living increase, the Fee components to which any such increase will apply and the details of the calculation of such an increase.

Section 25.            TAXES

25.1.        Taxes.  The Parties recognize that, as of the Effective Date, the Services hereunder are not taxable under Article 28 of the New York State Sales and Use Tax Law and HP will not be collecting any such taxes.

The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement will be as follows:

(a)           SG Cowen shall be responsible for all applicable taxes or other similar charges imposed by any governmental entity by virtue of the Services performed under this Agreement, except for personal property taxes, franchise taxes, corporate excise or corporate privilege, property or license taxes, any tax based on HP’s net income or gross revenues.

(b)           HP will be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

(c)           HP will be responsible for any sales, use, excise, value-added, services, consumption, and other taxes and duties payable by HP on any goods or services, that are used or consumed by HP in providing the Services where the tax is imposed on HP’s acquisition or use of such goods or services and the amount of tax is measured by HP’s costs in acquiring such goods or services.

(d)           In the event that HP relocates an HP Service Location at HP’s request and without the previous consent of SG Cowen, and as a result a new or additional sales, use, excise, value added, services, consumption, or other tax is assessed on the provision of any of the Services, HP shall be responsible for the payment of such new or additional taxes to the extent these new or additional taxes exceed the taxes applying to the Services as applied to the previous HP service location.

(e)           The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible and practical under the circumstances.

(f)            HP will promptly notify SG Cowen of, and coordinate with SG Cowen the response to and settlement of, any claim for taxes asserted by applicable Governmental Authorities for which SG Cowen may be responsible hereunder, it being understood that with respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party will have the right to elect to control the response to and settlement of the claim, but the other Party will have the right to participate in the response and settlement to the extent allowed by assessed party.  Such participation shall not be unreasonably withheld.

Section 26.            AUDITS

26.1.        Audits.  HP agrees that SG Cowen or its designee may perform audits of HP’s performance of the Services, and accuracy of charges related thereto, provided that such audits may only be conducted in accordance with the following:

(a)           Audits will occur no more than once each calendar year, unless more frequently required to meet regulatory requirements or Law, or as requested by a Government Authority;

(b)           Audits may be conducted upon at least two (2) weeks prior written notice (which requirement shall not apply to regulatory audits or audits by any Government Authority if less notice is provided to SG Cowen for such audit, provided SG Cowen provides prompt notice to HP).  SG Cowen will provide HP with reasonable prior notice of the general scope of the audit and a list of personnel who will conduct the audit;

(c)           HP shall not be responsible for a failure to maintain the Service Levels to the extent caused by interference from audit activities.  The parties will work together in good faith to establish an audit process that does not interfere with HP’s ability to maintain the Service Levels during the audit;

(d)           SG Cowen shall bear its own costs related to an audit except as otherwise set forth in this Section 26 or as may be agreed to in writing by HP;

(e)           HP agrees to provide SG Cowen with information reasonably required to effect the audit; provided, however, that HP reserves the right to impose reasonable limitations as may be necessary to protect the Confidential Information of HP that may be accessed by SG Cowen as a part of any such audit.  In no event shall HP be required to provide SG Cowen with access to HP’s internal cost and resource utilization data (except as necessary to validate performance of the Services), or locations or data which are specific or dedicated to any other customer of HP;

SG Cowen may designate a third party to perform an audit, at SG Cowen’s expense, provided that such third party auditor is not a direct competitor of HP and executes a confidentiality agreement consistent with the confidentiality provisions contained in this Agreement.

26.2.        Services.  Upon notice from SG Cowen, HP and HP Agents shall provide such auditors and inspectors as SG Cowen or any Governmental Authority may, from time to time, designate in writing with reasonable access (i) during normal business days and hours to the HP Service Locations and the Software and Equipment and (ii) any time to the SG Cowen Service Locations, in each case for the purpose of performing audits or inspections of the Services and the business of SG Cowen.  HP shall provide, and shall cause all HP Agents to provide, such auditors and inspectors any assistance that they may require, including an exit conference with such auditors or inspectors.  If any audit by an auditor or inspector designated by SG Cowen or a Governmental Authority results in HP being notified that it or HP Agents are not in compliance with (a) any generally accepted accounting principle, or (b) any Law or any audit requirement relating to the Services, HP shall, and shall cause HP Agents to, take actions to immediately comply with such audit.  HP shall bear the expense of any such response that is (x) required by Law or other audit requirement relating to HP’s business, (y) performed by HP as part of the Base Services or (z) necessary due to HP’s noncompliance with any Law or audit requirement imposed on HP.

26.3.        Fee Audit.  Upon reasonable notice from SG Cowen, HP shall provide SG Cowen and SG Cowen’s Agents (including any third party auditor(s) designated by SG Cowen), at HP’s expense, with access to such financial records and supporting documentation (which records and documentation shall be maintained on a consistent basis and substantially in accordance with generally accepted accounting principles) as may be reasonably requested by SG Cowen and SG Cowen may audit the Fees charged to SG Cowen to determine that such Fees are accurate and in accordance with this Agreement.  If, as a result of such audit, SG Cowen determines that HP has overcharged SG Cowen, SG Cowen shall notify HP of the amount of such overcharge and HP shall promptly pay to SG Cowen the amount of the overcharge plus interest at the rate of one percent (1%) per month, but in no event to exceed the highest lawful rate of interest, calculated from the date of receipt by HP of the overcharged amount until the date of payment to SG Cowen.

26.4.        Record Retention.  As part of the Base Services, HP shall (a) retain records and supporting documentation (which records and documentation shall be maintained on a consistent basis and substantially in accordance with generally accepted accounting principles) (i) sufficient to document the Services and the Fees paid or payable by SG Cowen under this Agreement, during the Term and for a period of seven (7) years thereafter, and (ii) as necessary for HP to be in compliance with the HP Regulatory Requirements, and (b) upon notice from SG Cowen, provide SG Cowen and SG Cowen’s agents with reasonable access to such records and documentation.

26.5.        Facilities.  HP shall provide to SG Cowen and such of SG Cowen’s agents and auditors and inspectors as SG Cowen may designate in writing, on HP’s premises (or if the audit is being performed of a HP Agent, the HP Agent’s premises, if necessary), workspace, office furnishings (including lockable cabinets), telephone and facsimile service, network access, utilities and office related equipment and duplicating services as SG Cowen or such auditors and inspectors may reasonably require to perform the audits described in this Section 26.

Section 27.            CONFIDENTIALITY

27.1.        Confidential Information.

(a)           HP and SG Cowen each acknowledge that they may be furnished with, receive, or otherwise have access to information of or concerning the other Party which such Party considers to be confidential, proprietary, a trade secret or otherwise restricted.  As used in this Agreement, “Confidential Information” shall mean all information, in any form, furnished or made available, directly or indirectly, by one Party to the other which is marked confidential, restricted, proprietary, or with a similar designation, or which a reasonably prudent business person would deem to be as confidential information considering the nature of the information and the circumstances of its disclosure.  The terms and conditions of this Agreement shall be deemed Confidential Information.  Without limiting the foregoing, SG Cowen’s Confidential Information also shall be deemed to include (whether or not marked confidential, restricted, proprietary, or with a similar designation): (i) all specifications, designs, documents, correspondence, software, documentation, data and other materials, (ii) any documents, correspondence, documentation, data and other materials that a reasonably prudent business person would deem as confidential considering the nature of the information and circumstances of its disclosure; (iii) all information concerning the operations, affairs and businesses of SG Cowen and any of its Affiliates, the financial affairs of SG Cowen and any of its Affiliate, and the relations of SG Cowen and any of its Affiliates with their customers, employees, agents and service providers (including account information and information regarding consumer markets); (iv) all SG Cowen Software and SG Cowen Data; and (v) all other information or data stored on magnetic media or otherwise or communicated orally or otherwise, and obtained, received, transmitted, processed, stored, archived, or maintained by HP, HP Staff or HP Agents under this Agreement.

(b)           Notwithstanding anything to the contrary in this Agreement, including without limitation the exclusions from Confidential Information set forth in Section 27.3 hereof, Confidential Information includes “NPI”.  “NPI” has the meaning ascribed to “nonpublic Personal Information” in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal statute, and the rules and regulations thereunder, as all may be amended and supplemented from time to time (“GLBA”).  HP shall, and shall cause HP Staff and HP Agents to: (i) implement and maintain an appropriate security program for NPI to (A) ensure the security and confidentiality of NPI, (B) protect against any threats or hazards to the security or integrity of NPI, and (C) prevent unauthorized access to or use of NPI, and (ii) otherwise keep NPI confidential in accordance with the terms of this Agreement, GLBA and any other applicable law, rule or regulation of any jurisdiction relating to disclosure or use of personal information, provided that the requirements of GLBA and other applicable laws, rules or regulations are made known to HP by SG Cowen.  HP shall immediately notify SG Cowen (i) of any disclosure or use of any NPI by HP, HP Staff or HP Agents in breach of this Agreement, and (ii) of any disclosure of any NPI to HP, HP Staff or HP Agents where the purpose of such disclosure is not known to HP.  SG Cowen reserves the right to review HP’s policies and procedures used to maintain the security and confidentiality of NPI.  At SG Cowen’s direction and in SG Cowen’s sole discretion at any time, HP shall immediately return to SG Cowen any or all NPI.  Upon termination or expiration of this Agreement, HP shall immediately return to SG Cowen any and all NPI which it has received under this Agreement and shall destroy records of such NPI.

27.2.        Obligations.

(a)           Each Party’s Confidential Information shall remain the property of that Party, except as expressly provided otherwise by the other provisions of this Agreement.  SG Cowen and HP shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of the other Party, as such Party employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature and similar importance; provided that (i) SG Cowen may disclose such information to entities performing services for SG Cowen and/or SG Cowen Affiliates who require access to the Confidential Information in the provision of Services to SG Cowen and/or SG Cowen Affiliates, and (ii) HP may disclose such information to HP Agents performing Services where (A) use of such entity is authorized under this Agreement, (B) such disclosure is necessary to the performance of such services, and (C) the entity to which the information is disclosed agrees in writing to assume obligations of the same scope and at least as stringent as those described in this Section 27.  Any disclosure by SG Cowen or HP as described herein to such entity shall be subject to such entity’s written agreement to comply with the disclosing party’s confidentiality obligations consistent with those provided herein, and the disclosing party assuming full responsibility for any breach of its confidentiality obligations caused by any such entity to which the Confidential Information is disclosed.

(b)           Notwithstanding the foregoing subsection (a) or any other provision of this Agreement, HP shall not release SG Cowen’s Confidential Information to any third party without the express prior written consent of SG Cowen.  SG Cowen’s Confidential Information shall not be utilized or disclosed by HP for any purpose other than that of rendering the Services under this Agreement.  HP shall not possess or assert any ownership interest, lien or other right or interest against or to SG Cowen’s Confidential Information.  HP shall ensure that none of SG Cowen’s Confidential Information, or any part thereof, shall be sold, rented, assigned, leased, or otherwise disposed of to third parties by HP, or commercially exploited by or on behalf of HP, HP Staff or HP Agents.

(c)           As requested by SG Cowen during the Term, or upon expiration or any termination of this Agreement (in whole or in part) and/or completion of HP’s obligations under this Agreement, HP shall return or destroy, as SG Cowen may direct, all material (including all copies and parts thereof) in any medium that contains, refers to, or relates to SG Cowen’s Confidential Information, and shall certify any such destruction in writing to SG Cowen.

(d)           HP shall ensure that HP Staff and HP Agents comply with the requirements of Section 27.2(c) above.

27.3.        Exclusions.  “Confidential Information” shall not include any particular information which HP or SG Cowen can demonstrate and document (a) was, at the time of disclosure to it, in the public domain through no fault of the receiving Party and without any breach by recipient of any obligation of confidentiality to the furnishing Party; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party and without any breach by recipient of any obligation of confidentiality to the furnishing Party; (c) was rightfully in the possession of the receiving Party at the time of disclosure to it without any obligation to restrict its further use or disclosure; (d) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure and without any breach by such third party of any obligation of confidentiality to the Party furnishing the information hereunder; or (e) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party.  In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party as required to satisfy any legal requirement of a Governmental Authority provided that, upon receiving any such request and to the extent that it may do so without violating any Law, such Party advises the other Party of such request immediately and prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information; and further provided that the first Party shall cooperate with such Party in the foregoing.

27.4.        Loss of Confidential Information.  In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, upon becoming aware of such event the receiving Party shall promptly, at its own expense: (a) notify the furnishing Party in writing; (b) take such actions as may be necessary or reasonably requested by the furnishing Party, and otherwise cooperate with the furnishing Party, to minimize the adverse effects to the furnishing Party of such event and any damage resulting from such event.

27.5.        Injunctive Relief.  Each Party acknowledges that the other believes that its Confidential Information is unique property of extreme value to the other Party, and the unauthorized use or disclosure thereof could cause the other Party irreparable harm that could not be compensated by monetary damages.  Accordingly, each Party agrees that the other will be entitled to seek, from any court of competent jurisdiction, injunctive and preliminary relief to remedy any actual or threatened unauthorized use or disclosure of the other Party’s Confidential Information.

27.6.        Time Limitation.  Each Party’s confidentiality obligations under Section 27 shall remain in full force and effect throughout the Term and shall continue for a period of five (5) years after the end of the Term; provided, however, that HP’s confidentiality obligations under Section 27 with respect to NPI and financial information of or relating to SG Cowen shall not be subject to any time limitation and shall survive any termination of expiration of this Agreement in perpetuity.

Section 28.            REPRESENTATIONS AND WARRANTIES

28.1.        By HP.

(a)           Claims.  HP represents and warrants that there are no pending or threatened claims against it that might have a material adverse effect on its ability to meet its obligations under this Agreement.

(b)           Work Standards.  HP represents and warrants that the Services will be rendered with promptness, efficiency and diligence and will be executed in a workmanlike manner, and that all HP Staff shall have suitable training, education experience and skill in order to properly perform the Services.  In the event that any Services are performed by HP hereunder and such performance does not comply with the terms and conditions of this Agreement, during the Term and for the period of one (1) year thereafter, HP shall repeat its performance of such Services in accordance with the terms and conditions of this Agreement at no charge to SG Cowen.

(c)           Non-Infringement.  As of the Effective Date, HP represents and warrants that to the best of its knowledge, the HP Software, HP Tools and HP Equipment do not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret, license or other intellectual property or other proprietary rights of any third party, and that there are no actual or threatened claims of any of the foregoing.

(d)           No Open Source.  HP represents and warrants that HP has taken all appropriate steps to ensure that HP, HP Staff and HP Agents will not use, and will prevent the introduction of, any open source software into any of SG Cowen’s Systems to or for which HP has access or control or the Managed Equipment without the prior written consent of SG Cowen’s CIO.

(e)           Compliance With Laws and Regulations.  HP represents and warrants that it will perform its obligations in a manner that complies with all Laws relating to HP’s business or HP’s performance or delivery of the Services, including identifying and procuring required permits, certificates, approvals and inspections and complying with all audit requirements hereunder.  If a charge of non-compliance with such Laws occurs, HP will promptly notify SG Cowen of such charge in writing.

(f)            Viruses.  HP represents and warrants that it will use commercially reasonable efforts to ensure that no Viruses are coded or introduced into the Systems used to provide the Services into SG Cowen’s systems to or for which HP has access or control or the Equipment, or into any Deliverables delivered by HP in the performance of the Services hereunder.  HP agrees that, in the event a Virus is found to have been introduced into the Systems used to provide the Services, or into SG Cowen’s systems or the Equipment, or is found in any such materials, (i) HP shall promptly notify SG Cowen, and (ii) HP shall, at SG Cowen’s request, promptly assist SG Cowen in reducing the effects of the Virus and, if the Virus causes an interruption of the Services, a loss of operational efficiency or loss of data, assist SG Cowen to the same extent to mitigate and restore such losses, which all shall be at no additional charge to SG Cowen if the Virus was intentionally introduced by any HP Staff, or if due to HP’s failure to use commercially reasonable efforts to prevent the Virus introduction.  If the Virus is found to have been introduced into SG Cowen’s systems or the Equipment by virtue of HP’s breach of the representation or warranty set forth in the first sentence of this Section 28.1(f), HP will indemnify SG Cowen for all Losses incurred as a result of such breach.

(g)           Disabling Code.  HP represents and warrants that, without the prior written consent of SG Cowen, HP will not, at any time, invoke any code which would have the effect of disabling or otherwise shutting down all or any portion of the Services.  This representation and warranty shall not apply to SG Cowen Software.  If HP breaches the foregoing representation and warranty, HP will indemnify SG Cowen for Losses incurred as a result of such breach.

28.2.        Mutual Representations and Warranties.

(a)           Authorization.  Each Party represents and warrants that:

(i)            it has the requisite power and authority to enter into this Agreement and to carry out the transactions and perform its obligations as contemplated by this Agreement; and

(ii)           the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite action on the part of such Party.

(b)           No Violation.  Each Party represents and warrants that its execution, delivery, and performance of this Agreement will not constitute (i) a violation of any judgment, order, or decree; (ii) a material default under any material contract by which it or any of its material assets are bound; or (iii) an event that would, with notice or lapse of time, or both, constitute such a default as described in foregoing subsection (ii).

28.3.        Disclaimer of Warranties.  OTHER THAN THE WARRANTIES OF THE PARTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR TITLE.

Section 29.            DISPUTE RESOLUTION

29.1.        Dispute Resolution Procedure.  HP and SG Cowen agree that with respect to any dispute or controversy arising out of or in connection with this Agreement or the performance of Services hereunder, the Parties shall first attempt to resolve their disputes in the manner described in this Section 29.

29.2.        Escalation of Dispute.

(a)           Account Managers.  All disputes arising under or relating to this Agreement shall be referred to the Account Managers.  If the Account Managers are unable to resolve the dispute within five (5) business days after referral of the matter to them, the Parties shall submit the dispute to the Steering Committee.

(b)           Steering Committee/Escalation.  Any decision by the Steering Committee to resolve a dispute must be made with the affirmative vote of at least one representative of each Party, which, in the case of SG Cowen, must include the CIO of SG Cowen.  In the event the Steering Committee is unable to resolve a dispute within ten (10) business days of the date of the meeting during which such dispute was considered, the Parties shall submit the dispute to the senior management of each party for resolution.  In the event senior management of the Parties is unable to resolve the dispute within five (5) business days of the date such dispute was submitted to senior management for consideration, then either Party may submit the dispute to a court of competent jurisdiction.

29.3.        Injunctive Relief.  Notwithstanding anything else herein to the contrary, either party may, without following the dispute resolution procedures in this Section 29, seek immediate injunctive relief for any breach or impending breach of this Agreement by the other party for which a temporary restraining order or other injunctive relief is an appropriate remedy, including, without limitation, any breach of a Party’s confidentiality obligations hereunder.

29.4.        Continuity of Base Services.  In the event of a dispute between SG Cowen and HP, SG Cowen and HP shall continue to perform their obligations under this Agreement in good faith during the resolution of such dispute, as if such dispute had not arisen, unless and until this Agreement is terminated in accordance with the provisions hereof.

29.5.        Additional Dispute Resolution Terms.

(a)           HP and SG Cowen agree that written or oral statements or offers of settlement made in the course of the dispute resolution process set forth in this Section will (i) be Confidential Information, (ii) will not be offered into evidence, disclosed, or used for any purpose in any formal proceeding, and (iii) will not constitute an admission or waiver of rights.

(b)           HP and SG Cowen will promptly return to the other, upon request, any such written statements or offers of settlement, including all copies thereof.

Section 30.            TERMINATION BY SG COWEN

30.1.        Termination for Cause.

(a)           In the event that HP:

(i)            commits a material breach of this Agreement, which breach is not cured within thirty (30) days from the date HP receives written notice of such material breach or such longer period as mutually agreed by the Parties in writing; or

(ii)           commits a material breach which, in either case, is not capable of being cured within thirty (30) days from the date that HP receives written notice of such breach;

(iii)

then SG Cowen may, by giving written notice to HP, immediately terminate this Agreement, in whole or in part, as of a date specified in the notice of termination.  For avoidance of doubt, SG Cowen’s termination rights in Section 12.6(d) are in addition to and shall not limit SG Cowen’s termination rights under Sections 30.1(a)(i) and (ii) with respect to any Service Level failure(s).  If SG Cowen chooses to terminate this Agreement in part, the Fees payable under this Agreement will be equitably adjusted to reflect those Services that are terminated.

With respect to any termination pursuant to this Section 30.1, in addition to and without limitation of HP’s obligations (including efforts to cure any breach), HP acknowledges and agrees that it has an affirmative obligation to mitigate damages which may be incurred by SG Cowen.

30.2.        Termination for Convenience.  SG Cowen shall have the right to terminate this Agreement for convenience at any time, with an effective date of termination on or after the first anniversary of the Transition Completion Date, by providing at least ninety (90) days notice to HP, and paying to HP the Termination Charges described in the next sentence.  The Termination Charges shall be calculated as (i) HP’s Unamortized Start-Up Costs calculated in accordance with the formula set forth in Section 32.1(g) below, plus (ii) the sum of Five Hundred Thousand Dollars ($500,000).

HP shall invoice the Termination Charges upon the effective date of termination, and such charges shall be due and payable in accordance with Section 24 of this Agreement.  Upon receipt of the Termination Charges, SG Cowen shall own the Equipment specified in Section 32.1(g) and HP shall promptly transfer title and ownership of the Equipment to SG Cowen at no additional cost, free and clear of all liens and encumbrances, and in good-working order.  The Parties agree to sign all documents required to give effect to such transfer.

For avoidance of doubt, the Termination Charges include all charges, taxes and fees SG Cowen is required to pay to HP if it elects to exercise its right to terminate this Agreement for convenience.

30.3.        Termination for Violation of Laws.  If HP or any of its Affiliates, officers or controlling owners shall become the subject of any investigation by any governmental authority for violation of any law or regulation or shall commit any act that SG Cowen believes would reflect badly on the standing of SG Cowen or cause negative media attention on SG Cowen or its employees via acts or omissions arising from HP activities, whether or not related to Services to be performed under this Agreement, SG Cowen may terminate this Agreement, in whole or in part, by giving HP at least thirty (30) days prior written notice.

30.4.        Termination for Bankruptcy.  If: (a) HP files a Chapter 7 petition in bankruptcy; (b) HP has an involuntary Chapter 7 bankruptcy petition filed against it which is either not converted to a petition or case under Chapter 11 of the Bankruptcy Code within ninety (90) days after the commencement of such proceeding or not challenged by HP within the time periods set forth in Rule 1011 of the Federal Rules of Bankruptcy Procedure and dismissed within ninety (90) days after the commencement of such proceeding; (c) HP voluntarily avails itself of any liquidation proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors in general; (d) HP is subject on an involuntarily basis to any liquidation proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors in general, and such proceeding either is not converted to any reorganization proceeding within ninety (90) days after the commencement of such proceeding, or is not challenged by HP with the time period fixed by applicable law to respond to the commencement of such proceeding and dismissed within ninety (90) days of the commencement of such proceeding; (e) HP becomes insolvent on both a balance sheet and an equitable insolvency basis; (f) HP makes a general assignment for the benefit of its creditors; (g) HP admits in writing its inability to pay its debts as they mature; (h) HP has a receiver appointed for its assets; (i) HP ceases conducting business in its normal course; or (j) HP has any significant portion of its assets attached, then SG Cowen shall have the right to terminate this Agreement as of the date specified in the notice of termination, upon at least five (5) days prior written notice.

30.5.        Termination for Force Majeure.  In the event (a) a material portion of the Services or the performance of the Services is delayed or interrupted because of a Force Majeure condition as described in Section 36.4 for more than thirty (30) days and HP cannot provide a temporary alternative reasonably acceptable to SG Cowen, or (b) HP fails to implement disaster recovery procedures after a Force Majeure Event or disaster within the time frame set forth in Section 22.1, then SG Cowen may, at its discretion (i) terminate the affected portion of the Services without liability and at SG Cowen’s option, seek an alternative, or (ii) contract with a third party for substitute services and suspend HP’s performance of such portion of the Services for the duration of such contract.  In either case, SG Cowen will promptly receive an equitable adjustment in Fees hereunder.

30.6.        Termination for SLA Failure.  Without limiting SG Cowen’s other termination rights, SG Cowen may additionally terminate this Agreement pursuant to Section 12.6(d).

30.7.        Cumulative Remedies.  SG Cowen’s termination of this Agreement, and any adjustment of fees or charges or any other remedy in connection with any such termination, shall be without prejudice to any other right or remedy that SG Cowen may have hereunder, or at law or in equity, and shall not relieve HP of breaches occurring prior to the effective date of such termination.

30.8.        Adjustment.  In the event of any partial termination by SG Cowen, as provided in this Agreement, the charges payable under this Agreement for Services will be equitably adjusted to reflect those services that are terminated.

30.9.        Permitted Solicitation Following Termination.  Upon the expiration or termination of this Agreement, SG Cowen and/or any of its Affiliates may offer employment to and/or employ any HP employee who is assigned to SG Cowen’s account on the effective date of such expiration or termination to provide Services on-site at the SG Cowen Service Locations and/or who was previously a SG Cowen employee who subsequently became a HP employee to provide Services on-site at SG Cowen Service Locations, whether or not such individuals at that time continue to provide Services to SG Cowen.  HP shall not develop or enforce employment contracts, or to take any similar action, that would prevent SG Cowen from employing or offering employment to any such HP employee.  HP agrees that neither any such offer nor any such employment by SG Cowen and/or any of its Affiliates shall constitute a tortious act or breach of contract by SG Cowen or any individual receiving or accepting any such offer of employment, notwithstanding any other provision of this Agreement or any other agreement now in effect or subsequently executed by HP and such HP Employee.  Notwithstanding any provision of this Agreement to the contrary, the foregoing sentence shall survive the expiration or termination of this Master Agreement for a period of one hundred eighty (180) days after any expiration or termination of this Agreement.

Section 31.            TERMINATION BY HP

31.1.        Termination for Failure to Pay.  HP shall have the right to terminate this Agreement solely (i) as set forth in Section 31.2, or (ii) in the event of a failure by SG Cowen to make timely payment of any material Fees due and payable under this Agreement and not subject to good faith dispute by SG Cowen, which breach is not cured within ninety (90) days of SG Cowen’s receipt of written notice thereof; provided, however, that this termination right is conditioned on HP having provided SG Cowen with a prior written notice of such failure to pay such undisputed amounts seventy-five (75) days after the date of the initial written notice to SG Cowen, which said notice must be addressed to SG Cowen’s Deputy General Counsel and SG Cowen’s CAO and be delivered by overnight courier or hand-delivered, and otherwise clearly and conspicuously indicate that it is a notice of termination of this Agreement and the amounts due to cure any such breach.

31.2.        Termination for Bankruptcy.  If: (a) SG Cowen files a Chapter 7 petition in bankruptcy; (b) SG Cowen has an involuntary Chapter 7 bankruptcy petition filed against it which is either not converted to a petition or case under Chapter 11 of the Bankruptcy Code within ninety (90) days after the commencement of such proceeding or not challenged by SG Cowen within the time periods set forth in Rule 1011 of the Federal Rules of Bankruptcy Procedure and dismissed within ninety (90) days after the commencement of such proceeding; (c) SG Cowen voluntarily avails itself of any liquidation proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors in general; (d) SG Cowen is subject on an involuntarily basis to any liquidation proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors in general, and such proceeding either is not converted to any reorganization proceeding within ninety (90) days after the commencement of such proceeding, or is not challenged by SG Cowen with the time period fixed by applicable law to respond to the commencement of such proceeding and dismissed within ninety (90) days of the commencement of such proceeding; (e) SG Cowen becomes insolvent on both a balance sheet and an equitable insolvency basis; (f) SG Cowen makes a general assignment for the benefit of its creditors; (g) SG Cowen admits in writing its inability to pay its debts as they mature; (h) SG Cowen has a receiver appointed for its assets; (i) SG Cowen ceases conducting business in its normal course; or (j) SG Cowen has any significant portion of its assets attached, then HP shall have the right to terminate this Agreement as of the date specified in the notice of termination, upon at least five (5) days prior written notice.

31.3.        No Other Grounds for Termination.  Due to the impact any termination of this Agreement would have on SG Cowen’s business, SG Cowen’s failure to perform its responsibilities set forth in this Agreement (other than as provided in this Section 31) shall not be deemed to be grounds for termination by HP.  HP ACKNOWLEDGES THAT SG COWEN WOULD NOT BE WILLING TO ENTER INTO THIS AGREEMENT WITHOUT ASSURANCE THAT IT MAY NOT BE TERMINATED BY HP AND THAT HP MAY NOT SUSPEND PERFORMANCE EXCEPT, AND ONLY TO THE EXTENT, HP TERMINATES PURSUANT TO THIS SECTION 31.

Section 32.            TERMINATION/EXPIRATION ASSISTANCE

32.1.        Termination/Expiration Assistance.  At SG Cowen’s request, commencing six (6) months prior to expiration of this Agreement, or on such earlier date as SG Cowen may request, or commencing upon any notice of termination by either Party (in whole or in part) or of non-renewal of this Agreement (including notice based upon default by SG Cowen), and continuing through the Termination/Expiration Assistance Period, HP will provide to SG Cowen, or at SG Cowen’s request to SG Cowen or SG Cowen’s designee(s), the termination/expiration assistance requested by SG Cowen to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to SG Cowen or its designee(s) (such assistance, “Termination/Expiration Assistance”).  HP acknowledges and agrees that the Termination/Expiration Assistance will be provided in accordance with this Section 32 even in the event that HP has terminated this Agreement for cause, provided that in such event SG Cowen pays HP in advance on a monthly basis for such Services.  Any Termination/Expiration Assistance that is provided in accordance with the foregoing will be provided during the Term at no additional cost.  The charges for Termination/Expiration Assistance provided by HP after termination or expiration of this Agreement, shall be billed to SG Cowen at the rates set forth in Schedule C.  The quality and level of the Services shall not be degraded during the Termination/Expiration Assistance Period, and all such Termination/Expiration Assistance shall be provided in accordance with the terms and conditions governing HP’s provision of the Services hereunder.  Termination/Expiration Assistance will include the following:

(a)           Within fifteen (15) days after the commencement of Termination/Expiration Assistance, HP will provide a complete plan for operational turnover that enables a smooth transition of the functions performed by HP under this Agreement to SG Cowen or its designee(s) (such plan, the “Turnover Plan”).  The Turnover Plan will be provided to SG Cowen in both hardcopy and in an electronic format capable of being utilized by SG Cowen, and shall be deemed SG Cowen’s Confidential Information.  Upon SG Cowen’s approval of the Turnover Plan, HP will provide all further Termination/Expiration Assistance in accordance with such Turnover Plan.  Provision of Termination/Expiration Assistance will not be complete until SG Cowen’s Account Manager agrees that all tasks and Deliverables set forth in the Turnover Plan have been completed and delivered.

(b)           HP will attend periodic review meetings called by SG Cowen, during which the Parties at a minimum will review HP’s performance of Termination/Expiration Assistance, including the completion and delivery of tasks and Deliverables set forth in the Turnover Plan.

(c)           For all Termination/Expiration Assistance, HP will provide sufficient personnel with current knowledge of the Services to work with the appropriate staff of SG Cowen and, if applicable, SG Cowen’s designee(s), to provide the Termination/Expiration Assistance and to define the information for conversion in a manner consistent with the Turnover Plan.

(d)           HP will provide a detailed written description of all Services performed by HP, including a description of (i) HP’s structure/organization used to provide the Services, (ii) a complete listing of all support and development tools used in performing the Services, and (iii) HP Staff job descriptions and experience levels.

(e)           Upon the latter of the expiration or termination of this Agreement and the last day of the Termination/Expiration Period, the rights granted to HP in Section 19.1 shall immediately terminate and HP shall (i) deliver to SG Cowen, at no cost to SG Cowen, a current copy of all of the SG Cowen Software in the form in use as of that time and (b) destroy or erase all other copies of the SG Cowen Software in HP’s care, custody or control, and cause all HP Agents to destroy or erase all copies of the SG Cowen Software in their respective care, custody or control.

(f)            Upon the latter of the expiration or termination of this Agreement and the last day of the Termination/Expiration Period, at SG Cowen’s request, with respect to any third party contracts exclusively applicable to services being provided to SG Cowen for maintenance, disaster recovery, and other third party services being used by HP to perform the Services as of that time, HP shall, to the extent permitted by the third party contracts, transfer or assign such contracts to SG Cowen or its designee(s), on terms and conditions acceptable to SG Cowen and HP.  HP shall be responsible for the payment of any transfer fee or non-recurring charge imposed by the applicable third party service providers.

(g)           In the event of expiration of this Agreement, upon the latter of the expiration of this Agreement and the last day of the Termination/Expiration Period, HP shall promptly transfer title and ownership of the Equipment set forth in Exhibit K to the SOW to SG Cowen at no additional cost (including taxes), free and clear of all liens and encumbrances, and in good-working order.  In the event of any termination of this Agreement by either party prior to the date of expiration hereof, if SG Cowen elects, in its sole discretion, HP shall transfer title and ownership of the Equipment set forth in Exhibit K to the SOW to SG Cowen, free and clear of all liens and encumbrances, and in good-working order, for a transfer fee equal to HP’s Unamortized Start-Up Costs as calculated below.

HP’s Unamortized Start-Up Costs shall be calculated as:

$2,000,000  x  N

60

where N = the number of months remaining in the Initial Term after the effective date of termination.

(h)           For avoidance of doubt, such HP’s Unamortized Start-Up Costs include all charges, taxes and fees SG Cowen is required to pay to HP if SG Cowen makes such election.  The Parties agree to sign all documents required to give effect to any transfer of the Equipment under this Section.

(i)            HP will provide SG Cowen with all documentation, policies, procedures and tools used to provide the Services to the extent that SG Cowen has rights to use such items as set forth in this Agreement.

Section 33.            LIMITATION OF LIABILITY

33.1.        NO CONSEQUENTIAL DAMAGES.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HEREUNDER FOR (i) INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES (ii) DAMAGES RELATED TO LOSS OF DATA (EXCEPT FOR HP’S OBLIGATIONS WITH RESPECT TO LOSS OF DATA SET FORTH ELSEWHERE IN THIS AGREEMENT, AND EXCEPT IN THOSE INSTANCES WHERE THE DATA IS LOST DUE TO HP’S FAILURE TO PERFORM BACKUPS AS SPECIFIED IN THE SOW, OR (iii) LOSS OF PROFIT, SAVINGS OR REVENUE.  EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

33.2.        DIRECT DAMAGES.  IN NO EVENT SHALL SG COWEN’S AGGREGATE LIABILITY TO HP ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE AMOUNTS DUE AND OWING TO HP UNDER THIS AGREEMENT.  IN NO EVENT SHALL HP’S AGGREGATE LIABILITY TO SG COWEN ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE AMOUNT ACTUALLY PAID BY SG COWEN TO HP FOR THE SERVICES UNDER THIS AGREEMENT DURING THE TWENTY-FOUR (24) MONTHS PRIOR TO THE FIRST EVENT WHICH IS THE SUBJECT OF THE FIRST CLAIM OR CAUSE OF ACTION HEREUNDER; PROVIDED THAT WHERE LESS THAN TWENTY-FOUR (24) MONTHS OF THE TERM HAVE ELAPSED AT THE TIME OF THE FIRST EVENT WHICH IS THE SUBJECT OF THE FIRST CLAIM OR CAUSE OF ACTION HEREUNDER, HP’S AGGREGATE LIABILITY TO SG COWEN ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE MONTHLY AVERAGE OF FEES FOR ALL MONTHS PRIOR TO THE ACCRUAL OF THE FIRST SUCH ACTION OR CLAIM MULTIPLIED BY TWENTY-FOUR (24).

33.3.        EXCLUSIONS.  THE LIMITATIONS SET FORTH IN SECTIONS 33.1 AND 33.2 SHALL NOT APPLY TO:  (A) A PARTY’S INDEMNIFICATION OBLIGATIONS; (B) DAMAGES OCCASIONED BY A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS; (C) DAMAGES OCCASIONED BY A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (D) DAMAGES OCCASIONED BY THE IMPROPER OR WRONGFUL TERMINATION OF THIS AGREEMENT OR ABANDONMENT OF THIS AGREEMENT BY HP; (E) FINES, PENALTIES AND SIMILAR FINANCIAL OBLIGATIONS LEVIED TO THE EXTENT CAUSED BY A PARTY’S FAILURE TO COMPLY WITH APPLICABLE LAWS (AS DEFINED HEREIN); AND (F) DAMAGES INCURRED BY A PARTY ARISING FROM, IN CONNECTION WITH, OR BASED UPON (i) DEATH OR BODILY INJURY, OR (ii) DAMAGE, LOSS OR DESTRUCTION OF ANY REAL OR TANGIBLE PERSONAL PROPERTY, TO THE EXTENT (i) OR (ii) ARE CAUSED BY THE FAULT OR NEGLIGENCE OF THE OTHER PARTY, ITS EMPLOYEES, AGENTS OR CONTRACTORS; PROVIDED, HOWEVER, THAT THIS ITEM (F) SHALL NOT APPLY TO THIRD PARTY CLAIMS (WHICH ARE COVERED BY A PARTY’S INDEMNIFICATION OBLIGATIONS IN SECTION 34.4 HEREOF), AND THAT FOR DAMAGES UNDER ITEM (F)(ii), A PARTY’S MAXIMUM LIABILITY FOR SUCH DAMAGES TO THE OTHER PARTY SHALL NOT EXCEED TWENTY FIVE MILLION DOLLARS ($25,000,000) IN THE AGGREGATE; PROVIDED, FURTHER, THAT THIS SHALL NOT PRECLUDE SG COWEN FROM RECOVERING ANY OTHER DAMAGES ARISING FROM, IN CONNECTION WITH, OR BASED UPON SUCH EVENTS, SUBJECT TO THE REMAINDER OF THIS SECTION 33.

33.4.        Direct Damages.  Notwithstanding any other provision of this Agreement, the following shall be considered direct damages and shall not be considered to be consequential damages, to the extent they result from a Party’s failure to fulfill its obligations in accordance with this Agreement:

(a)           costs of restoring, reloading, and (if necessary) recreating any of SG Cowen’s information lost or damaged (including journals and logs), in the event that HP fails to make backups as required under the Agreement (including failure to accurately or completely make such backups) or fails to maintain and store such backups;

(b)           costs of implementing a workaround in respect of a failure to provide the Services;

(c)           costs of replacing lost or damaged equipment, software and materials;

(d)           costs and expenses incurred by SG Cowen to procure the Services from an alternate source; and

(e)           incremental compensation incurred by SG Cowen or its Affiliates for full-time and temporary personnel, and any required travel expenses, telecommunication charges, and similar charges, reasonably incurred by SG Cowen in mitigating the effects of the failure of HP to provide the Services (including Termination/Expiration Assistance) or incurred in connection with (a) through (d) above.

(f)            The foregoing shall not preclude either Party from proving other direct damages.

Section 34.            INDEMNIFICATION

34.1.        Indemnity by HP.  HP agrees to indemnify, defend and hold harmless SG Cowen and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns, from all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

(a)           any claim for payment of compensation (including benefits) or salary asserted by any HP Staff associated with a determination by any Governmental Authority or any other applicable entity that the personnel provided by HP are employees of SG Cowen for any purpose;

(b)           any claim, demand, charge, action, cause of action, or other proceeding asserted against SG Cowen but resulting from HP’s withholding or failure to withhold taxes with respect to HP Staff;

(c)           any liability for premiums, contributions, or taxes payable under any workers’ compensation, unemployment compensation, disability benefit, old age benefit, or tax withholding or failure to withhold for which SG Cowen may be adjudged liable as an employer with respect to any HP Staff;

(d)           any claim or action by HP’s subcontractors arising out of HP’s breach or violation of HP’s subcontracting arrangements;

(e)           any claim alleging a violation by HP or act or omission of HP arising out of or relating to:

(i)            any Law for the protection of persons or members of a protected class or category of persons,

(ii)           sexual discrimination or harassment,

(iii)          any other aspect of the employment relationship between or among HP, its employees, HP Agents, or the termination of such relationship (including claims for breach of a contract of employment);

(iv)

(f)            any breach by HP, HP Staff or HP Agents of the co-location terms and conditions referred to in Section 4.10 above; or

(g)           any breach by HP, HP Staff, HP Agents or any third party to whom HP provides access to SAVVIS’ network or SAVVIS’ services, of the acceptable use terms and conditions referred to in Section 4.11 above (which, for avoidance of doubt, includes both inter-party and third party claims).

34.2.        Intellectual Property Indemnity by HP.  HP agrees to defend or settle, and indemnify and hold harmless, SG Cowen and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns, from (i) all defense costs and expenses (including reasonable attorneys’ fees), settlement amounts, court awarded damages and costs, and (ii) all other Losses and threatened Losses (all Losses in this item (ii) being subject to HP’s limitation of liability in Section 33 hereof) arising from, in connection with, or based upon any claims that (i) the Services, Deliverables or HP Materials, or use thereof by SG Cowen or Affiliates, or (ii) performance of the Services by HP or HP Agents, infringes or violates any patent, copyright, trademark, trade secret, license or other proprietary rights.  If any Service or item used by HP to provide the Services, Deliverables, HP Materials or other materials prepared by or on behalf of HP in the performance of the Services hereunder becomes, or is likely to become, the subject of an infringement or misappropriation claim or proceeding, HP will, in addition to indemnifying SG Cowen as provided in this Section 34, promptly at HP’s expense take the following actions at no additional charge to SG Cowen:

(a)           secure the right for SG Cowen and Affiliates to continue using the item, Service, or material,

(b)           if the remedy provided for in foregoing subsection (a) is not available to HP, replace or modify the item, Service, or material, to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of the item, Service, or materials or HP’s performance under this Agreement, or

(c)           if neither of the remedies provided for in subsections (a) or (b) can be accomplished by HP, HP shall refund to SG Cowen all fees and charges incurred by SG Cowen relating to the infringing items or Services, and remove such items from the Services, in which event HP’s charges herein shall be equitably adjusted to reflect such removal.  If such removal of Services would result in this Agreement no longer providing the benefits and value SG

Cowen anticipated upon entering into the Agreement, in addition to any other rights or remedies of SG Cowen under this Agreement, at law or in equity, SG Cowen shall have the right to terminate this Agreement for breach (without cure rights) pursuant to Section 30.1.

HP has no obligation for any claim of infringement under this Section arising from the authorized use by HP of the SG Cowen Software or SG Cowen Data, or arising solely based upon HP’s compliance with SG Cowen’s detailed specifications and designs.

This Section sets forth HP’s sole obligations and SG Cowen’s sole remedies for any intellectual property infringement covered by HP’s indemnification obligation in this Section (except that this restriction shall not apply if SG Cowen elects to terminate this Agreement as described in Section 34.2(c) above).

34.3.        Intellectual Property Indemnity by SG Cowen.  SG Cowen agrees to defend or settle, and indemnify and hold harmless HP and its officers, directors, employees, agents, successors, and assigns, from (i) all defense costs (including reasonable attorneys’ fees), settlement amounts, court awarded damages and costs, and (ii) all other Losses and threatened Losses (with the understanding that SG Cowen’s obligations under this Section with respect to Losses under this item (ii) only shall be subject to SG Cowen’s limitation of liability in Section 33 hereof) arising from, in connection with, or based on any claims that the Managed Equipment or SG Cowen Software, or use thereof by HP as authorized under this Agreement, infringes or violates any patent, copyright, trademark, trade secret, license or other proprietary rights.

If the Managed Equipment or SG Cowen Software becomes, or is likely to become, the subject of an infringement or misappropriation claim or proceeding, SG Cowen will, in addition to indemnifying HP as provided in this Section 34 and to the other rights or remedies HP may have available to it under this Agreement, promptly at SG Cowen’s expense take the following actions at no additional charge to HP:

(a)           secure the right for HP to continue using the Managed Equipment or SG Cowen Software,

(b)           if the remedy provided for in foregoing subsection (a) is not available to SG Cowen, replace or modify the Managed Equipment or SG Cowen Software to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of the Managed Equipment or SG Cowen Software, or

(c)           if neither of the remedies provided for in subsection (a) or (b) can be accomplished by SG Cowen, SG Cowen shall have the right to remove the affected Services from the Agreement, in which event HP’s charges hereunder shall be equitably adjusted to reflect such removal.

This Section sets forth SG Cowen’s sole obligations and HP’s sole remedies for any intellectual property infringement covered by SG Cowen’s indemnification obligations in this Section.

34.4.        Personal Injury and Property Damage Indemnity.  Each Party (the “Indemnifying Party”) shall indemnify, defend and hold the other party harmless from and against all Losses and threatened Losses arising from, in connection with, or based upon any claim or action by a third party alleging (i) death or bodily injury, or (ii) damage, loss or destruction of any real or tangible personal property, to the extent caused by the fault or negligence of the Indemnifying

Party, its employees, agents or contractors.  For avoidance of doubt, SAVVIS is a third party for purposes of this Section 34.4.

34.5.        Indemnification Procedures.  With respect to third-party claims, the following procedures shall apply:  Promptly after receipt by any entity entitled to indemnification under this Section of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which a Party will seek indemnification pursuant to this Section, the indemnified Party shall notify the indemnifying Party of such claim in writing.  No failure to so notify the indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate that it was materially prejudiced by such failure.  The indemnifying Party shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnifying Party shall obtain the prior written approval of the indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim.  Each Party agrees to use reasonable efforts to mitigate Losses for which it seeks indemnification from the other Party hereunder.

Section 35.            INSURANCE

35.1.        Insurance Coverage.  HP shall during the Term and during the Termination/Expiration Assistance Period and at its expense have and maintain in force at least the following insurance coverages:

(a)           Employer’s Liability Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance with minimum limits per employee and per event of $1,000,000 and a minimum aggregate limit of $1,000,000 or the minimum limits required by law, whichever limits are greater.

(b)           Worker’s Compensation Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee.

(c)           Comprehensive General Liability Insurance, including Products, Completed Operations, Premises Operations Personal and Advertising Injury, Contractual and Broad Form Property Damage liability coverages, on an occurrence basis, with a minimum combined single limit per occurrence of at least $2,500,000 and a minimum combined single aggregate limit of $2,500,000.  This coverage shall be endorsed to name SG Cowen as additional insured.

(d)           Property Insurance for all risks of physical loss of or damage to business personal property (except property covered by Electronic Data Processing Insurance) that is in the possession, care, custody or control of HP pursuant to this Agreement, with a minimum limit adequate to cover risks on a replacement costs basis.  Such insurance shall include Extra Expense and Business Income coverage for HP.

(e)           Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage, uninsured motorist and underinsured motorist liability with a minimum combined single limit per accident of at least $2,500,000 and at least $2,500,000 on an aggregate basis.  This coverage shall be endorsed to name SG Cowen as additional insured.

(f)            Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by the employees of HP, acting alone or in collusion with others, including the property and funds of others in their possession, care, custody or control, with a minimum limit per event of $1,000,000.

(g)           Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence with a minimum limit per event of $1,000,000 with an aggregate limit of $1,000,000.

(h)           Umbrella Liability Insurance with a minimum limit of $75,000,000 in excess of the insurance coverage described in Sections 35.1(a), 35.1(c) and 35.1(g).

35.2.        Insurance Terms.

(a)           The insurance coverages under Sections 35.1(a) through 35.1(h) shall be primary, except with respect to Section 35.1(c) for work performed at SG Cowen Service Locations, and all coverage shall be non-contributing with respect to any other insurance or self insurance which may be maintained by SG Cowen.  To the extent any coverage is written on a claims-made basis, it shall allow for reporting of claims until the later of one (1) year after the Term or the expiration of the period of the applicable limitations of actions.

(b)           HP shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement and endeavor to provide that not less than thirty (30) days’ written notice shall be given to SG Cowen prior to any modification, cancellation or non-renewal of the policies.  The insurers selected by HP shall be of good standing and authorized to conduct business in the jurisdictions in which Services are to be performed.  When the policy is issued each such insurer shall have at least an A.M. Best rating of A-, with the exception of any fully owned captive, and replacement coverage shall be sought if the insurer’s rating goes below B+.  HP shall assure that its subcontractors, if any:

(i)            are endorsed as additional insureds on HP coverages specified by this Section 35; or

(ii)           maintain:

(A)          such insurance provided in Section 35.1(a), with minimum limits of $1,000,000;

(B)           such insurance provided in Section 35.1(b);

(C)           such insurance provided in Section 35.1(c), with minimum limits of $1,000,000, which coverage shall be endorsed to name HP as additional insured; and

(D)          such insurance provided in Section 35.1(e), with minimum limits of $250,000 per person and $500,000 per occurrence, which coverage shall be endorsed to name HP as additional insured.

(c)           In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Section 35, HP shall be solely responsible to take such action.  HP shall provide SG Cowen with contemporaneous notice and with such other information as SG Cowen may request regarding the event.  Moreover, SG Cowen shall provide to HP reasonable assistance and cooperation with respect to any insurance claim.

(d)           HP’s obligation to maintain insurance coverage shall be in addition to, and not in substitution for, HP’s other obligations hereunder and HP’s liability to SG Cowen shall not be limited to the amount of coverage required hereunder.

Section 36.            MISCELLANEOUS PROVISIONS

36.1.        Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, and any such attempted assignment shall be deemed null and void.  Notwithstanding the foregoing, either Party shall have the right without such consent to assign this Agreement, or any portion hereof, upon notice to the other Party (i) to an Affiliate reasonably capable of performing the assigning Party’s obligations under this Agreement or (ii) pursuant to any merger, consolidation or sale of all or substantially all of the assets of the assigning Party.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the Parties.

36.2.        Notice.  All notices, requests, claims, demands, and other communications (collectively, “Notice”) under this Agreement shall be in writing and shall be given or made by delivery in person, by courier service, or by certified mail (postage prepaid, return receipt requested) to the respective Party at the following address set forth below or at such other address as such Party may hereafter notify the other Party in accordance with this Section 36.2.  Each such Notice will be effective when actually received at the respective addresses specified below:

If to HP:

Hewlett-Packard Company
PO Box 143
Patterson, NY  12563
Attn:       Curt Kuehn

with a copy to:

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, CA  94304
Attn:       TSG Legal

If to SG Cowen:

SG Cowen & Co., LLC
1221 Avenue of the Americas
New York, NY  10020
Attn: Chief Information Officer

with a copy to:

SG Cowen & Co., LLC
1221 Avenue of the Americas
New York, NY  10020
Attn:       Deputy General Counsel, 8th Floor

36.3.        Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the Parties.

36.4.        Force Majeure.

(a)           So long as such failure to perform could not have been prevented by reasonable precautions, neither Party will be responsible for any failure to perform due to causes beyond its reasonable control (each a “Force Majeure Event”) including acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, earthquakes, or lightning; provided however, that such Party gives prompt written notice thereof to the other Party.  The time for performance will be extended for a period equal to the duration of the Force Majeure Event, subject to SG Cowen’s rights in Section 30.5, but in no event shall any such extension extend the Term or any Renewal Term then in effect.

(b)           Notwithstanding subsection (a) above, no delay or other failure to perform shall be excused pursuant to this Section 36.4 by the acts or omissions of HP’s Agents, subcontractors, materialmen, suppliers, or other third parties providing products or services to any of the foregoing, unless (i) such acts or omissions are themselves the product of a Force Majeure Event; and (ii) such delay or failure and the consequences thereof are beyond the control and without the fault or negligence of HP.

36.5.        Relationship.  The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either SG Cowen or HP partners, joint venturers, principals, agents or employees of the other.  No officer, director, employee, agent, affiliate or contractor retained by HP to perform work on SG Cowen’s behalf under this Agreement shall be deemed to be an employee, agent or contractor of SG Cowen.  Neither Party shall have any right, power or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other Party or to bind the other Party in any respect whatsoever.

36.6.        Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

36.7.        Waiver Remedies.  Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law or in equity.  No delay or omission by either Party to exercise any right it has under this Agreement shall impair or be construed as a waiver of such right.  A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant.  All waivers must be in writing and signed by the Party waiving its rights.

36.8.        Consents and Approvals.  Except where expressly provided as being in the discretion of a Party, where approval, acceptance, consent or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld.  An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

36.9.        No Publicity.  The parties agree that they and their personnel will not, without the prior written consent of the other in each instance and in such other party’s discretion, use in advertising, publicity or otherwise the name of the other party or any of the other party’s Affiliates, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party or any of the other party’s Affiliates.  HP agrees that it and its personnel will not, without the prior written consent of SG Cowen in each instance and in SG Cowen’s discretion, represent, directly or indirectly, that any product or any service provided by HP has been approved or endorsed by SG Cowen or any of the SG Cowen Affiliates, or refer to the existence of this Agreement.

36.10.      Entire Agreement.  This Agreement, including all Schedules, appendices and exhibits attached hereto (hereby incorporated by reference herein), represents the entire agreement between the Parties with respect to its subject matter, and supersedes any prior or contemporaneous representations, proposals, understandings, agreements, or discussions, whether oral or written, between the Parties relative to such subject matter.

36.11.      Amendments.  No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of both Parties.

36.12.      Headings.  The headings of the articles and sections used in this Agreement are included for reference only and are not to be used in construing or interpreting this Agreement.

36.13.      Order of Precedence.  In the event of a conflict between the provisions of this Agreement and any Schedule(s), appendix(ices) or exhibit(s) attached hereto, the provisions of this Agreement shall control.

36.14.      Survival.  The following Sections shall survive termination or expiration of this Agreement for any reason:  Sections 4.10, 4.11, 8.1, 11, 12.6(a), 14, 15.1, 15.2, 16, 17.2, 19.3, 20, 24.5, 25, 26, 27, 28, 30.6, 30.8, 32, 33, 34 and 36 hereof, and those sections which by their terms continue in effect through the Termination/Expiration Assistance Period.

36.15.      Covenant of Further Assurances.  SG Cowen and HP covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of SG Cowen and HP shall execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement.

36.16.      Negotiated Terms.  The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

36.17.      Governing Law and Jurisdiction.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law.  The Parties consent and agree that all suits, actions, and other legal proceedings arising out of or relating to this Agreement shall be exclusively maintained in either the federal or state courts located in New York County, New York, and each Party irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or other legal proceeding.

36.18.      Exports.  The Parties acknowledge that certain Services to be provided under this Agreement may be subject to export controls under the laws and regulations of the United States and other countries to the extent such Services are provided from Service Locations outside of the United States.  HP will be responsible, as part of the Services, for securing all permits, licenses, regulatory approvals and authorizations, whether domestic or international, and including all applicable import/export control approvals required for HP to provide the Services to SG Cowen and will take all lawful steps necessary to maintain such permits during the term of this Agreement.  HP will have financial responsibility for, and will pay, all fees and taxes associated with obtaining such export permits.  HP shall be solely responsible for compliance with all laws and regulations relating to data protection and privacy and/or trans-border data flow.  HP will pay for and be solely responsible for obtaining and maintaining such visas as may be required for its employees to enter and remain in the country in which Services are rendered in connection with this Agreement.

36.19.      United Nations Declaration.  Société Générale Group has signed the United Nations Declaration for the Environment and Sustainable Development on November 21, 2001, and has been included in the four main Sustainable Development indices since their inception.  Société Générale and its subsidiaries, including SG Cowen & Co., LLC, are required to engage in business with suppliers who comply with the basic terms of this Declaration.  HP acknowledges and agrees that it (a) complies with all labor laws in effect in the United States, (b) complies with all environmental laws in effect in the United States, and (c) will not engage in any business related to HP’s provision of the Services, who, to its knowledge, do not comply with the provisions as described in this Section.

IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by its duly authorized representative.

HEWLETT-PACKARD COMPANY		SG COWEN & CO., LLC

By:	/s/ Joseph Rapa	By:	/s/ Pascal Pinson

Name: Joseph Rapa		Name: Pascal Pinson

Title: Northeast Area Ge neral Manager		Title: Chief Administrative Officer

HEWLETT-PACKARD COMPANY		SG COWEN & CO., LLC

By:	/s/ Curt Kuehn	By:	/s/ Jean Orlowski

Name: Curt Kuehn		Name: Jean Orlowski

Title: Client Executive		Title: Chief Information Officer